Exhibit 10.1

                           PURCHASE AND SALE AGREEMENT

                                     between

                                   TICONA LLC,

                                    as Seller

                                       and

                              CELGENE CORPORATION,

                                    as Buyer

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1. Sale of Property; Purchase Price....................................1

ARTICLE 2. Due Diligence.......................................................2

ARTICLE 3. Title...............................................................5

ARTICLE 4. "AS IS" Sale........................................................7

ARTICLE 5. Environmental Matters...............................................8

ARTICLE 6. Violations.........................................................13

ARTICLE 7. Representations and Warranties.....................................13

ARTICLE 8. Closing; Closing Adjustments.......................................17

ARTICLE 9. Casualty; Condemnation.............................................21

ARTICLE 10. Certain Covenants Prior to Closing................................22

ARTICLE 11. Early Access; Post-Closing Occupancy..............................22

ARTICLE 12. Default...........................................................25

ARTICLE 13. Escrow Agent......................................................25

ARTICLE 14. Zoning Classification Change......................................27

ARTICLE 15. Certain Definitions...............................................27

ARTICLE 16. Miscellaneous Provisions..........................................30


Exhibits
- --------

Exhibit A - Property Description
Exhibit B - Information to be made available by the Seller pursuant to
            Section 2.4(a)
Exhibit C - Permitted Exceptions
Exhibit D - Affidavit of Title
Exhibit E - Description of Designated Personal Property
Exhibit F - Sketch Depicting Buildings at the Property
Exhibit G - Buyer's Initial Title Objections
Exhibit H-1 - Buyer's Early Occupancy Space
Exhibit H-2 - Seller's Post-Closing Occupancy Space


Schedule 7.2 - Exceptions to Seller's Environmental Representations
               and Warranties


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                           PURCHASE AND SALE AGREEMENT

            THIS AGREEMENT, dated this 6th day of August, 2004, between TICONA LLC, a Delaware limited liability company (the " Seller"), and CELGENE CORPORATION, a Delaware corporation (the " Buyer").

                              PRELIMINARY STATEMENT

            A. The Seller owns certain property located in Summit, Union County, New Jersey.

            B. The Seller desires to sell such property to the Buyer, and the Buyer desires to purchase such property from the Seller.

            C. All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed to such terms in Article 15 of this Agreement.

            NOW, THEREFORE, for ten dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Seller and the Buyer hereby agree as follows:

                                   ARTICLE 1.
                        SALE OF PROPERTY; PURCHASE PRICE

            Section 1.1. SALE AND PURCHASE. On the terms and conditions provided in this Agreement, the Seller shall sell, convey and assign the Property to the Buyer, and the Buyer shall purchase the Property from the Seller.

            Section 1.2. PROPERTY. As used in this Agreement, the term "Property" means the land, together with the buildings and improvements thereon, which comprises Lots 1, 28, and 32 in Block 4101 and Lot 3 in Block 4102 on the tax map of the City of Summit, New Jersey and which is more particularly identified on EXHIBIT A attached to this Agreement.

            Section 1.3. PURCHASE PRICE. The total purchase price for the Property is Twenty-Five Million Dollars ($25,000,000) (the "Purchase Price").

            Section 1.4. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by the Buyer as follows:

            (a) The Buyer has previously deposited with the Escrow Agent the sum of Two Hundred Fifty Thousand Dollars ($250,000).

            (b) On or before the date on which this Agreement is executed and delivered, the sum of Seven Hundred Fifty Thousand Dollars ($750,000) shall be deposited by the Buyer with the Escrow Agent, by check (subject to collection) or by wire transfer of immediately available funds.

            (c) At the Closing, the balance of the Purchase Price, Twenty-Four Million Dollars ($24,000,000), subject to the closing adjustments hereinafter provided, shall be paid to the Seller by wire transfer of immediately available funds.

            Section 1.5. APPURTENANT RIGHTS. The sale and purchase of the Property for the Purchase Price as contemplated by this Agreement includes all right, title and interest of the Seller (if any) in and to (a) any and all privileges, tenements, hereditaments, rights of way, easements and appurtenances of the Property; (b) any and all streets, ways, strips or gores of land adjoining the

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Property; (c) any and all fixtures attached to the Property and machinery and equipment used in the operation of the buildings comprising the Property (but excluding machinery and equipment used only in the conduct of the Seller's business at the Property); (d) the Designated Personal Property; (e) any and all governmental approvals and permits relating to the Property (but excluding any governmental approvals and permits relating to the operation of the Seller's business at the Property); (f) any and all rights, warranties, and guarantees relating to the Property; and (g) any and all operating manuals, plans, drawings and specifications in the Seller's possession relating to the Property.

                                   ARTICLE 2.
                                  DUE DILIGENCE

            Section 2.1.      DUE DILIGENCE TERMINATION.

                        (a) A due diligence period is hereby established for the Buyer's investigation, at its sole cost and expense, of any and all matters relating to the Property (including the physical and environmental condition of the Property, the availability and adequacy of utilities servicing the Property, the feasibility of changing the zoning classification of the Property, the availability of financial incentives from the State of New Jersey for the Buyer, and governmental approvals), which due diligence period shall begin on the Effective Date and shall end at 5:00 p.m. on the date that is ninety (90) days after the Effective Date (the "Due Diligence Period").

                        (b) The Buyer may terminate this Agreement for any or no reason by written notice given to the Seller on or before the end of the Due Diligence Period. Upon such termination, (i) the Buyer shall be entitled to the return of the Deposit, and (ii) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be null and void.

                        (c) If the Buyer does not give to the Seller such written notice of termination before the end of the Due Diligence Period, the Buyer shall be conclusively deemed to have waived its right of termination under this Section, and this Agreement shall continue in full force and effect.

                        (d) Time shall be OF THE ESSENCE with respect to the expiration of the Due Diligence Period at 5:00 p.m. on the date that is ninety
(90) days after the Effective Date, and with respect to the requirement that such notice of termination (if any) be given by such time (as applicable).

            Section 2.2.      INSPECTIONS.

                        (a) During the Due Diligence Period, the Buyer, its agents and independent contractors, shall be entitled to such access to the Property as the Buyer shall deem necessary or appropriate for the purpose of conducting inspections of the Property (including environmental, structural, zoning and mechanical) by its employees or its qualified professionals or consultants, all at the sole expense of the Buyer. Environmental inspections may include, without limitation, the right to cause a Phase I, and if warranted or desirable in the Buyer's sole discretion, a Phase II environmental study of the Property; provided, however, that in no event shall the Buyer or its agents or independent contractors drill or bore on or through the surface of the Property without prior written notice to and the prior written consent of the Seller, which consent shall not be unreasonably withheld. Such inspections shall be conducted on reasonable advance notice to the Seller of not less than three (3) business days, during regular business hours, in a good and workmanlike manner, in compliance with all applicable laws, rules and regulations, in compliance with the Seller's security and safety procedures and requirements (subject to the Buyer's right to implement more stringent security and safety procedures and requirements, so long as the Seller's safety and security procedures and requirements are also satisfied), and in a manner so as not to interfere unreasonably with the conduct of any business at the Property. Where invasive procedures are to be used in such inspections, such procedures may be conducted only following the marking of utilities by utility companies. Unless otherwise waived in writing, the Seller (at its sole cost and expense) shall be entitled to have a representative present at all times that the Buyer or its agents and independent contractors are on the Property and to observe any and all activities undertaken at the Property by the Buyer, its agents or independent contractors. In no event shall the Seller be obligated as a condition of this transaction to perform or pay for any Remediation of the Property recommended by any such Phase I or Phase II Study except as otherwise expressly agreed herein. The Seller shall be entitled to request or secure duplicate

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or split samples of any sampling by the Buyer, and the Seller shall be responsible for all costs and expenses associated with the taking and testing of the Seller's duplicate or split samples.

                        (b) After making such tests and inspections, the Buyer, at the Buyer's sole cost and expense, agrees promptly to restore and/or repair the Property to substantially the condition it was in prior to such tests and inspections, normal wear and tear excepted.

            Section 2.3.      INSURANCE.

                        (a) Prior to the Buyer or its agents or independent contractors (including environmental consultants) entering on the Property to conduct the inspections and tests as described above, the Buyer and its agents and independent contractors shall obtain and maintain for the Due Diligence Periods at their sole cost and expense (and shall deliver to the Seller a certificate of insurance as evidence thereof),

                              (i) Commercial General Liability Insurance as specified by the most recent version of Insurance Services Office (ISO) Form CG 0001 (Occurrence-Based Coverage) with minimum limits of $1,000,000 per occurrence for bodily injury, personal injury and property damage. If Commercial General Liability Insurance or another equivalent coverage form with a general aggregate is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate shall be twice the required occurrence limit;

                              (ii) Automobile Liability Insurance as specified by the most recent version of the Insurance Services Office (ISO) Form CA 0001 (Any Auto), with an MCS 90 Endorsement and a CA 9948 Endorsement attached if hazardous materials, substances or wastes are to be transported by the Buyer with minimum limits of $1,000,000 per accident for bodily injury and property damage;

                              (iii) Workers' Compensation Insurance with limits
                        and other terms as required by the State in which work is being done and Employer's Liability Insurance with minimum limits of $1,000,000 per accident for bodily injury or disease; and

                              (iv) (In the case of environmental consultants performing intrusive work at the Property only) Contractor's Pollution Liability Insurance with limits of not less than $1,000,000 each loss and $1,000,000 aggregate, for losses, relating to Contaminants on, at or emanating from the Property, that are caused by or in the course of the conduct of the intrusive Phase II environmental study of the Property by such environmental consultants, with coverage for:

                              (1) Bodily injury, sickness, disease, mental anguish or shock, or death sustained by any person;

                              (2) Property damage, including physical injury to or destruction of property (including the loss of use thereof), cleanup costs, loss of use of property that has not been physically injured or destroyed; and

                              (3)   Defense, including costs, charges and
                                    expenses incurred in the investigation,
                                    adjustment or defense of claims.

The policies required hereunder will be placed with reputable insurance companies. Such policies will name the Seller, its agents and representatives, as additional insureds.

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            Section 2.4.      INFORMATION.

                        (a) During the Due Diligence Period, the Seller shall make available at the Property for inspection by the Buyer and its qualified professionals and consultants the information that is described on EXHIBIT B to this Agreement to the extent that such information is in the possession of the Seller and any other information reasonably requested by the Buyer or its consultants in the Seller's control or possession. Furthermore, during the Due Diligence Period, the Seller shall cooperate with the Buyer by making available to the Buyer on a reasonable basis one or more of the Seller's employees to endeavor to answer questions of the Buyer regarding the Property (which employee(s) will have supervisory responsibility for the maintenance of the Property).

                        (b) The Buyer acknowledges that it has been advised, for purposes of its investigation, that the Case Numbers of the ISRA proceedings of which the Property has been the subject are ECRA #88653, ISRA #98160, ISRA #1999448, ISRA #E20030198 and ISRA #E20040090.

            Section 2.5. CONFIDENTIALITY. Except for sharing information with the Buyer's attorneys, consultants and lenders (which shall be informed by the Buyer of the confidential nature of such information and instructed by the Buyer to treat such information as confidential), and except as may be required by law or in connection with any court or administrative proceeding or by applicable regulation (including federal or state securities laws or requirements), the Buyer shall keep confidential, and shall not use for any purpose other than the Buyer's analysis of the Property, any information that the Buyer obtains in inspecting or testing the Property or in inspecting any records or other materials of the Seller with respect to the Property (unless such information is already public knowledge or in the public domain). Notwithstanding the foregoing, the Buyer and its attorneys, consultants and agents shall have the right to share such information with the City of Summit officials (including the City's counsel, planner and planning staff) in connection with the Buyer's rights under this Article 2 and Article 14 of this Agreement.

            Section 2.6. INDEMNIFICATION. The Buyer shall indemnify and hold harmless the Seller against and from any and all liability, loss, cost, expense, damage or injury (including reasonable attorneys' fees) incurred by or asserted against the Seller arising out of or resulting from the conduct prior to the Closing of inspections and tests of the Property by the Buyer, its agents or independent contractors, whether such inspections or tests occur before or after the end of the Due Diligence Period. This indemnity shall include the cost to the Seller, including attorney fees, of enforcing this indemnity. This indemnity shall exclude any liability, loss, cost, expense, damage, or injury incurred by the Seller by virtue of the mere discovery by the Buyer (or its agents or independent contractors) of any existing Contaminants at the Property, but such exclusion shall not apply to any exacerbation by the Buyer (or its agents or independent contractors) of such contaminated condition. The Buyer shall keep the Property free from all liens arising out of or resulting from such inspections and tests.

            Section 2.7. TURNOVER OF THE BUYER'S MATERIALS AFTER TERMINATION. If this Agreement is terminated by either the Seller or the Buyer (other than a termination by reason of a breach by the Seller), the Buyer shall (promptly after request by the Seller, and at the Seller's sole cost and expense) deliver to the Seller, copies of all inspection reports, samples, data, surveys and plans obtained or created by or on behalf of the Buyer relating to the Property.

            Section 2.8. NO WARRANTY. Any materials or information (other than the information consisting of the representations and warranties of the Seller specifically set forth in this Agreement) that has been or may hereafter be provided by or on behalf of the Seller to the Buyer relating in any way to the Property (including information referred to in Section 2.4) is provided merely as an accommodation to the Buyer, and the Seller makes no warranty whatsoever with respect to the contents thereof.

            Section 2.9.      SURVIVAL. The provisions of Sections 2.2(b), 2.5,
2.6 and 2.7 of this Article shall survive any termination of this Agreement, and the provisions of Sections 2.6 and 2.8 shall survive a Closing under this Agreement.

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                                   ARTICLE 3.
                                      TITLE

            Section 3.1.      TITLE.

                        (a) It is a condition precedent to the obligation of the Buyer to purchase the Property that title to the Property be marketable and insurable at regular rates by a title insurance company licensed to do business in New Jersey, subject only to Permitted Exceptions.

                        (b) As used in this Agreement, the term "Title Objection" means any encumbrance or exception that renders title to the Property unmarketable or that materially affects (i) the value of the Property or (ii) the use of the Property as permitted by applicable zoning law, other than Permitted Exceptions. The term "Permitted Exceptions" means:

                              (i)   the matters set forth on EXHIBIT C hereto;

                              (ii)  the Pending Drainage Easement Agreements;

                              (iii) all applicable laws, ordinances, regulations
                        and restrictions of any duly constituted public authority having jurisdiction over the Property;

                              (iv) agreements that have been duly recorded against the Property prior to the Effective Date, unless such agreements (aa) are presently violated or (bb) provide that the Property would be forfeited if they were violated; and utility easements granted to any public utility or governmental authority, provided that none of the same underlie the improvements located on the Property or render title to the Property unmarketable;

                              (v) any state of facts that the Survey shows, except that certain right of way located south of and parallel with Rahway Valley Railroad and identified as the approximate location of Baltusrol Way, (and any additional state of facts that an update of the Survey (other than the Baltusrol Way right of way) would show as of the Closing Date, provided that any such additional state of facts does not render title unmarketable); and

                              (vi)  any other matter which would otherwise
                        constitute a Title Objection, provided that a title insurance company authorized to do business in New Jersey agrees that it will insure title free of such Title Objection or with affirmative insurance against the enforcement of such Title Objection against the Property.

                        (c) The Buyer has delivered to the Seller that certain commitment for title insurance with an effective date of April 25, 2004 (the "BUYER'S TITLE COMMITMENT") issued by Beechwood Title Agency, Inc. (the "BUYER'S TITLE COMPANY"). On the basis of the Buyer's Title Commitment, the Buyer has raised the Title Objections listed on EXHIBIT G to this Agreement. The Buyer hereby waives any Title Objection referred to in the Buyer's Title Commitment that is not listed on Exhibit G (but nothing in this sentence shall impair the right of the Buyer to terminate this Agreement prior to the end of the applicable Due Diligence Period pursuant to Section 2.1 or to raise Title Objections first shown on any update of Buyer's Title Commitment). The Buyer shall furnish to the Seller any update of the Buyer's Title Commitment within five (5) business days after receipt thereof from the Buyer's Title Company, together with a written notice of any encumbrance or exception first appearing in such update that the Buyer considers to be a Title Objection; and the Buyer shall be deemed to have waived any Title Objection first appearing in any such update as to which the Buyer does not so timely object by written notice to the Seller.

            Section 3.2.      REMEDYING OF TITLE OBJECTIONS.

                        (a) Subject to subsections (b), (c) and (d) of this Section, the Seller shall have no obligation to bring any action or proceeding or otherwise incur

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any expense or liability (contingent or otherwise) or take any other action to remedy any Title Objection. If the Seller elects not to remedy one or more Title Objections that it is not required to remedy pursuant to subsection (b), (c) or
(d) of this Section (irrespective of whether or not the Seller shall have attempted to remedy the Title Objection(s)), the Seller shall promptly notify the Buyer thereof, and the Buyer may elect either (i) to accept such title as the Seller is able to convey on the Closing Date, without any reduction of the Purchase Price or any other credit or allowance on account thereof or any other claim against the Seller; or (ii) to terminate this Agreement. Upon such termination, (x) the Buyer shall be entitled to the return of the Deposit, and
(y) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be null and void. Such election shall be made by the Buyer within five days after written notice shall have been given by the Seller to the Buyer to the effect that the Seller elects not to remedy the Title Objection(s), and the remedies of the Buyer shall be limited to such election.

                        (b) Notwithstanding subsection (a) of this Section, the Seller shall in all events be obligated by the Closing to remove of record, or to indemnify the Buyer's Title Company such that the Buyer's Title Company will (in its title insurance policy) insure over, each of the following Title Objections (if any): (i) any mortgage granted by the Seller and any UCC fixture filing filed against the Seller with respect to the Property; (ii) any other encumbrance or title matter created by the Seller after the effective date of the Buyer's Title Commitment; (iii) exceptions 1, 2 and 5 from Schedule B-2 of the Buyer's Title Commitment; (iv) any exceptions to title that are not Permitted Exceptions and that can be discharged by the payment of money not to exceed Five Million Dollars ($5,000,000), in the aggregate, less the amount of potential liability of the Seller under any indemnities provided to the Buyer's Title Company pursuant to Section 3.2(d) hereof.

                        (c) Notwithstanding subsection (a) of this Section, the Seller shall prior to Closing (i) obtain a discharge of the Notice of Lis Pendens identified as item 1 on Exhibit G hereto; (ii) execute and deliver to Union County a deed of (or otherwise make arrangements with Union County for the perfection of the transfer of fee title to Union County of) the land described in the Order Amending Complaint and Final Judgment Fixing Compensation identified on Exhibit G hereto; and (iii) have the Buyer's Title Company remove or insure over the Note of the Notice of Lis Pendens in Schedule A of Buyer's Title Commitment.

                        (d) Notwithstanding subsection (a) of this Section, the Seller shall be obligated to remove any exceptions, other than Permitted Exceptions, that can be removed by the Seller providing an affidavit or indemnity to the Buyer's Title Company; PROVIDED THAT the aggregate amount of such indemnification liability, plus the aggregate amount of any liability of the Seller under the indemnifications, if any, provided by the Seller pursuant to clause (iv) of subsection (b) of this Section, plus the aggregate amount expended by the Seller pursuant to clause (iv) of subsection (b) of this Section, shall not exceed Five Million Dollars ($5,000,000). This subsection (d) shall not apply to any Title Objection that the Buyer shall be deemed to have waived pursuant to the last sentence of Section 3.1(c), nor to any condemnation hereafter exercised by any governmental authority affecting any portion of the Property.

                        (e) Although it is not obligated to do so (except as provided in subsections (b), (c) and (d) of this Section), the Seller shall have the right to remedy any Title Objection. For the purpose of remedying Title Objections, the Seller shall have the right to one or more adjournments of the Closing Date for an aggregate period not exceeding 45 days. If the Seller fails to remedy prior to the adjourned Closing Date one or more Title Objections that it is not required to remedy pursuant to subsections (b), (c) and (d) of this Section, then the Buyer may elect either (i) to accept such title as the Seller is able to convey on the Closing Date, without any reduction of the Purchase Price or any other credit or allowance on account thereof or any other claim against the Seller; or (ii) to terminate this Agreement. Upon such termination,
(x) the Buyer shall be entitled to the return of the Deposit, and (y) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void.

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            Section 3.3.      COVENANT NOT TO ENCUMBER. From and after the
Effective Date until the Closing or the termination of this Agreement, the Seller shall not without the prior written consent of the Buyer grant any mortgage, lease or other encumbrance on title to the Property, including, without limitation, the Pending Drainage Easement Agreements. As used herein, the term "Pending Drainage Easement Agreements" means the Deed of Storm Water Drainage Easement and the License to Construct a Stormwater Drainage System between the Seller and Summit View, LLC in the form of the drafts thereof provided by the Seller's counsel to the Buyer's counsel under cover of a transmittal letter dated May 19, 2004, as such drafts may be revised with the consent of the Seller and the Buyer (which consent of the Buyer shall not be unreasonably withheld).

            Section 3.4. MORTGAGE DISCHARGE. If at Closing there is any mortgage lien on the Property that the Seller is obligated to pay and discharge, the Seller may use the proceeds of the Purchase Price to satisfy the same, provided that (a) the Seller delivers to the Buyer at Closing an instrument in recordable form sufficient to satisfy such lien of record, together with the recording fee for such instrument, or (b) if the lienholder is a financial institution, the Seller delivers to the Buyer at Closing a payoff letter from the holder of such lien and good funds in the amount necessary to satisfy such lien are at Closing remitted to the lienholder, or to the title insurance company for remittance by it to the lienholder, and the Buyer's Title Company agrees to remove the same as an exception from the title insurance being provided by the Buyer's Title Company, and the Seller undertakes in writing to procure a discharge of such mortgage of record after the Closing. The existence of any such lien shall not be deemed a Title Objection if the requirements of this Section are satisfied.

            Section 3.5. SURVEY. If the Buyer elects to obtain a survey of the Property by a licensed surveyor, and if such survey shows any encroachment, the Buyer shall notify the Seller thereof in writing within five (5) days after the Buyer receives such survey (which notice shall be accompanied by a print of the survey), and the same shall (provided it is not a Permitted Exception) be deemed and treated in the same manner as a Title Objection under the foregoing provisions of this Article.

                                   ARTICLE 4.
                                  "AS IS" SALE

            Section 4.1.      LIMITATION ON LIABILITY.

                        (a) The Buyer acknowledges and agrees that, except as otherwise specifically provided in this Agreement, the Buyer is not relying and will not be relying on any representation or warranty or statement or inducement made or implied by the Seller or any other Person acting on behalf of the Seller with respect to the Property or any circumstances or conditions affecting the Property (including, without limitation, the physical condition of the Property, the environmental condition thereof, the fitness of the Property for a particular purpose, the value or profitability of the Property, any matter relating to approvals and requirements of governmental authorities and utility companies, or compliance with legal requirements). The Buyer has investigated or will investigate the Property, and the circumstances and conditions affecting the Property, to its full satisfaction. The Buyer expressly represents, warrants and covenants that it (a) has engaged counsel for advice regarding pertinent enacted and proposed laws, ordinances and regulations and administrative orders relating in any way to the Property, (b) will conduct such examinations and investigations of the title, zoning, history, condition and environmental status of the Property, including the environmental condition and also including the activities conducted thereon or therein now and in the past, as the Buyer may desire during the Due Diligence Period, (c) will inspect and investigate the Property during the Due Diligence Period to the extent the Buyer deems necessary to understand the condition, including the environmental condition, of the Property. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, THE BUYER HAS AGREED TO ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE ON AN "AS IS" and "WITH ALL FAULTS" BASIS WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, (INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND THE SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. THE BUYER DOES HEREBY FURTHER ACKNOWLEDGE AND AGREE THAT THE

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SELLER SHALL NOT BE DEEMED TO HAVE MADE OR BE BOUND BY ANY REPRESENTATION OR
WARRANTY BY ANY PERSON WITH RESPECT TO THE PROPERTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the Seller does not represent or warrant the accuracy of the contents of any marketing information listing or describing the Property or any information provided by the Seller to the Buyer (whether pursuant to Section 2.4 or otherwise), except for the information consisting of the representations and warranties of the Seller specifically set forth in this Agreement.

                                   ARTICLE 5.
                              ENVIRONMENTAL MATTERS

            Section 5.1.      ISRA CONDITION.

                        (a) The obligation of the Seller to convey the Property, and the obligation of the Buyer to purchase the Property, under this Agreement are contingent on the Seller's satisfaction of any one of the following conditions relating to the pending ISRA case number #E20040090 and ISRA case number #E20030198 ( "ISRA CONDITIONS") prior to the Closing at Seller's sole cost and expense:

                              (i) the Seller shall obtain and provide to Buyer a No Further Action letter from the DEP under ISRA; or

                              (ii) the Seller shall enter into a Remediation Agreement with DEP under ISRA to obtain a No Further Action letter from the DEP under ISRA provided, however, that Seller may only use this ISRA Condition (ii) (Remediation Agreement) if, prior to the Closing, (a) Seller has completed and has submitted to the DEP a Preliminary Assessment Report, a Site Investigation Report, and a Remedial Investigation/Remedial Action Workplan ("RAWP"), as required under ISRA, and (b) Seller has initiated the remediation set forth in the RAWP and, so long as DEP has not imposed investigation or Remediation requirements other than those stated in the RAWP or otherwise interrupted the remediation, has substantially completed the field activities identified in the RAWP. Subject to the foregoing, it is expressly agreed by Seller that it will, prior to Closing, act diligently to implement and substantially complete the RAWP at its risk without awaiting DEP approval of the RAWP. In consideration thereof, Buyer agrees that in the event DEP imposes additional investigation or Remediation requirements other than those stated in the RAWP or otherwise interrupts completion of the RAWP prior to Closing, this ISRA Condition is satisfied for purposes of Closing by Seller's implementation of the RAWP to whatever point was achieved by Seller, acting diligently and in good faith, prior to the DEP imposition or interruption, provided that in such event Seller shall escrow an amount, not to exceed ninety thousand ($90,000), as the Buyer and the Seller hereafter shall reasonably agree is needed to complete the Remediation under ISRA and, under those circumstances, the Seller shall not be deemed to be in default under this Agreement by reason of, any failure to satisfy all or a portion of the ISRA conditions prior to the Closing. Notwithstanding the foregoing, the Seller shall as a condition of the Closing, remove the shed located in, on or adjacent to that portion of the Property to be remediated pursuant to this Section.

                        (b) The Seller agrees that, in no event will any No Further Action letter from DEP to be delivered pursuant to clause (i) or (ii) of subsection (a) of this Section be conditioned on the use of a Deed Notice restricting use of the Property to non-residential uses, the designation of a Classification Exception Area (CEA) relating to the Property, the use of Engineering Controls, institutional controls, liens, encumbrances or other special requirements on the use of, or that will run with, the Property, or any portion thereof (the "UNCONDITIONED NFA"). Seller agrees that prior to, and, as necessary, after Closing it will act diligently to pursue the Unconditioned NFA required under this Section 5.1. Seller may, at its option elect to perform the least expensive Remedial Action allowed under ISRA and by the DEP to secure such Unconditioned NFA. If the Seller obtains a Remediation Agreement under subsection (a) of this Section, the Seller shall, after the Closing, perform all its obligations under ISRA and the Remediation Agreement and secure an Unconditioned NFA from DEP, subject to the terms and conditions of this
Article 5.

            Section 5.2.      REMEDIATION STANDARDS AND METHODS.

                        (a) In the event that following the Closing, Remediation of the Property or any portion thereof is required resulting from either: (i) a change in remedial standards that causes DEP or other environmental authority with jurisdiction to assert that Seller has remediation liability with respect to contamination at the Property, (ii) Seller's obligations relating to ECRA/ISRA Case Number 88653, or (iii) Contaminants or environmental conditions at, under or emanating from the Property alleged to be caused by the ownership, use or operation of the Property by Seller or Seller Indemnitees (as hereinafter defined) prior to Closing or during the period of post-closing occupation identified in Section 11.2 that causes DEP or other environmental authority with jurisdiction to assert that Seller has remediation liability with respect to contamination at the Property, Seller shall be permitted to Remediate the Property, to any then applicable non-residential or restricted use standards provided the Seller acts diligently to as promptly as practicable obtain and provide to Buyer a No Further Action letter from the DEP or other environmental authority with jurisdiction over such remediation. The No Further Action letter may be conditioned on the use of a Deed Notice that restricts, as is necessary and practicable, the Property or any portion thereof to non-residential uses, and may further be conditioned on establishment of a CEA for groundwater beneath and in the vicinity of the Property, unless following the process set forth hereafter, Buyer advises Seller of its decision to have the Property Remediated to an unrestricted standard and to secure an Unconditioned NFA:

                        (1) In the event Seller intends to Remediate the Property or any portion thereof to a non-residential or restricted use standard and to secure a No Further Action letter conditioned on the use of a Deed Notice, and/or establishment of a CEA, Seller shall, as early in the process as is practicable, but in no event later than 10 business days prior to submission to the DEP of a Remedial Investigation/Remedial Action Workplan, provide Buyer with: (x) written notice of its intentions to Remediate the Property or any portion thereof to a non-residential standard, (y) a detailed summary of the Remediation proposed, and (z) a written, detailed cost estimate of the proposed Remediation and a cost estimate for the incremental cost to Remediate the Property or any portion thereof to an unrestricted standard.

                        (2) Buyer shall then have 7 business days to notify Seller in writing that Buyer has elected to have Seller Remediate the Property, or any portion thereof that is the subject of Seller's notice as provided in Section 5.2(a)(1) hereof to an unrestricted standard and to secure an Unconditioned NFA in connection therewith and either that: (y) Buyer is willing to pay the Seller's estimated incremental cost to Remediate the Property or any portion thereof to an unrestricted standard or, (z) Buyer disputes Seller's estimated incremental cost to Remediate the Property or any portion thereof to an unrestricted standard. In the event Buyer disputes Seller's estimated incremental cost, Buyer and Seller shall negotiate in good faith to reach agreement on the cost. If agreement through good faith negotiation cannot be reached, the parties shall resolve the dispute through an expedited Alternative Dispute Resolution (ADR) process consisting of non-binding mediation, followed by a binding ADR Trial utilizing the services of JAMS Endispute which will decide the dispute. The parties will cooperate to select a mediator by mutual agreement from JAMS Endispute's panel of neutrals. If mediation fails, the parties will select an ADR Judge from a list provided by JAMS Endispute. Each party shall bear their own costs of the ADR process. Costs of the JAMS Endispute, the mediator and the ADR judge shall be borne equally by the parties.

                        (3) Once a fixed amount to reflect the incremental cost of the Remediation has been either agreed upon or set through the ADR process, Buyer shall, within 45 days of Buyer's receipt of a detailed invoice from Seller, reimburse Seller for the actual incremental cost incurred by Seller to Remediate the Property or any portion thereof to unrestricted standards, up to such fixed amount as previously agreed upon by the parties or set by the ADR process. Nothing herein shall prevent Seller from moving forward to implement Remediation pending resolution of the incremental cost dispute. Once Remediation is initiated, Seller shall diligently implement the Remediation to obtain and provide to Buyer an Unconditioned NFA from the DEP as promptly as practicable.

                        (b) Following the Closing and in connection with Seller's obligation to comply with ISRA pursuant to Section 5.1(a)(ii) hereof, or in the event that Seller is required to conduct any Remediation at the Property pursuant to Section 5.2(b) hereof, Seller and Seller's agents or independent contractors shall have a reasonable right of non-exclusive access to the Property, as is reasonably necessary for the performance of Remediation or ISRA-related activities required to secure either an Unconditioned NFA or a No Further Action letter from the DEP, as applicable. Seller shall provide advance written notice to Buyer, which notice shall include a description of the Remediation or ISRA-related activities expected to be performed and the person(s) for whom access is sought, at least five (5) business days prior to the date on which access to the Property is sought. All Remediation or ISRA-related activities by or on behalf of Seller at the Property shall be undertaken at such times and in such a manner as to avoid unreasonable interference with, and to minimize any disturbance to, the normal business operations and activities of Buyer at the Property. All Remediation and ISRA-related activities performed by or on behalf of Seller shall be performed in a safe and workmanlike manner, in full compliance with all applicable Environmental Laws, the requirements of DEP and any safety and security procedures and requirements then in use by the Buyer. Seller shall, at its sole cost and expense, secure all environmental permits required in connection with any Remediation and ISRA-related activities to be undertaken at the Property. The Buyer will cooperate with Seller in connection with any permit applications that must be submitted in the name of the Buyer. The Seller, using its best efforts, shall proceed diligently with all Remediation and ISRA-related activities to secure as promptly as practicable, either an Unconditioned NFA or a No Further Action letter from the DEP, as applicable pursuant to the terms of this Agreement. The Buyer, at its sole cost and expense, shall be entitled to request or secure duplicate or split samples of any sampling conducted by the Seller in connection with the Property. At the Seller's sole cost and expense, the Seller shall promptly repair any damage caused to the Property in connection with any access granted hereunder or any Remediation or ISRA-related activities and shall promptly restore the Property to substantially the condition it was in prior to the conduct thereof.

                        (c) INSURANCE. Following the Closing, prior to the Seller or its agents or independent contractors entering the Property to conduct any Remediation or ISRA-related activities in connection with Seller's obligation to comply with ISRA pursuant to Sections 5.1(a)(ii) and 5.2(a) hereof, or in the event that Seller is required to conduct any Remediation at the Property pursuant to Section 5.2(b) hereof, the Seller or its agents and independent contractors shall, at their sole cost and expense, obtain and maintain until an Unconditioned NFA or a No Further Action letter, as applicable pursuant to the terms of this Agreement, has been secured by Seller from the DEP (and shall deliver to the Buyer a certificate of insurance as evidence thereof),

                              (i) Commercial General Liability Insurance as specified by the most recent version of Insurance Services Office (ISO) Form CG 0001 (Occurrence-Based Coverage) with minimum limits of $1,000,000 per occurrence for bodily injury, personal injury and property damage. If Commercial General Liability Insurance or another equivalent coverage form with a general aggregate is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate shall be twice the required occurrence limit;

                              (ii) Automobile Liability Insurance as specified by the most recent version of the Insurance Services Office (ISO) Form CA 0001 (Any Auto), with an MCS 90 Endorsement and a CA 9948 Endorsement attached if hazardous materials, substances or wastes are to be transported by the Seller with minimum limits of $1,000,000 per accident for bodily injury and property damage;

                              (iii) Workers' Compensation Insurance with limits
                        and other terms as required by the State in which work is being done and Employer's Liability Insurance with minimum limits of $1,000,000 per accident for bodily injury or disease; and

                              (iv) (In the case of environmental consultants performing intrusive work at the Property only) Contractor's Pollution Liability Insurance with limits of not less than $1,000,000 each loss and $1,000,000 aggregate, for losses relating to Contaminants on, at or emanating from the Property that are caused by the operations and activities of such environmental consultants with coverage for:

                        (1) Bodily injury, sickness, disease, mental anguish or shock, or death sustained by any person;

                        (2) Property damage, including physical injury to or destruction of property (including the loss of use thereof), cleanup costs, loss of use of property that has not been physically injured or destroyed; and

                        (3) Defense, including costs, charges and expenses incurred in the investigation, adjustment or defense of claims.

The policies required hereunder shall be placed with reputable insurance companies. Such policies will name the Buyer, its agents and representatives, as additional insureds.

            Section 5.3.      ENVIRONMENTAL INDEMNITIES.

                        (a) SELLER'S ENVIRONMENTAL INDEMNIFICATION. In addition to any other indemnification obligations imposed on the Seller under this Agreement, the Seller shall indemnify, defend and hold harmless the Buyer, the past, present and future direct or ultimate parents, subsidiaries, affiliates, predecessors, successors and the officers, directors, shareholders, partners (general and limited), members, managers, agents, representatives, employees, and assigns of any of them ("Buyer Indemnitees") from and against any and all liability, loss, cost, expense, damage or injury (including, reasonable attorneys' fees and the cost, including attorneys' fees, of enforcing this indemnity) as a result of claims imposed by any private or public third party entity (including the DEP) in connection with the presence of Contaminants or the environmental conditions at, under or emanating from the Property during the period commencing on October 4, 1945 and ending on the Closing Date, including, without limitation, any damage or loss to natural resources.

                        (b) BUYER'S ENVIRONMENTAL INDEMNIFICATION. In addition to any other indemnity obligations imposed on Buyer under this Agreement, Buyer agrees to indemnify, defend and hold harmless Seller, the past, present, and future direct or ultimate parents, subsidiaries, affiliates, predecessors, successors, and the officers, directors, shareholders, partners (general and limited), members, managers, agents, representatives, employees, and assigns of any of them ("Seller Indemnitees"), from and against any and all liability, loss, cost, expense, damage or injury (including , reasonable attorneys' fees and the cost, including attorneys' fees, of enforcing this indemnity) as a result of claims imposed by any private or public third party entity (including the DEP) in connection with the presence of Contaminants or the environmental conditions at, under or emanating from the Property during the period of ownership use or operation of the Property by the Buyer or any of its affiliates of the Property from and after the Closing, including, without limitation, any damage or loss to natural resources.

                        (c) In the event an indemnifiable claim is asserted against Buyer Indemnitees or Seller Indemnitees (each of them an "Indemnified Party") as contemplated in sections 5.3(a) and 5.3(b) above, said Indemnified Party shall provide to the party from whom indemnification is sought, (the "Indemnifying Party") prompt written notice of such claim, together with material written information relating to same. The Indemnifying Party shall have the right, but not the obligation, to assume and control defense of such claim and any settlement or compromise thereof if it confirms in writing that it will be responsible for any judgment in, and/or damages arising out of such claim and provides reasonable assurances to the Indemnified Party of its ability to do so and provided that the defense of such claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party's business. In the event the Indemnifying Party satisfies the conditions set forth in the immediately preceding sentence and assumes and controls the defense of such claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of matters relating to the claim and shall advise the Indemnified Party prior to any settlement or compromise of the claim and agrees that it will not enter into any settlement or compromise of any claim without said Party's consent. Further, the Indemnified Party shall, at the Indemnifying Party's cost and expense (which costs and expenses shall be limited to the actual out of pocket costs and expenses of the Indemnified Party), cooperate fully to assist the Indemnifying Party in defense of the claim. In addition, the Indemnified Party shall make employees reasonably available to the Indemnifying Party as reasonably necessary to prosecute, defend investigate and prepare discovery responses in connection with such claim. An Indemnified Party shall not enter into any compromise or settlement of the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Failure to provide notice or timely notice of the claim shall not relieve an Indemnifying Party of its obligations under sections 5.3(a) or 5.3(b), as applicable, except to the extent of any substantial prejudice occasioned by the lack of notice or timely notice. Without limitation, settlement or compromise of a claim without consent of the Indemnifying Party shall relieve the Indemnifying Party of its indemnification obligation but only with respect to the claim for which consent was not obtained.

            Section 5.4. ASBESTOS. The Buyer acknowledges that asbestos exists in the buildings on the Property. The Seller shall have no responsibility to remove or Remediate the asbestos.

            Section 5.5. COMMUNICATION WITH GOVERNMENT. The Buyer agrees that the Seller will be responsible for all communications, discussions and negotiations with any governmental agency concerning its compliance with or obligations under ISRA relating to the Property, and concerning Seller's obligations to Remediate the Property pursuant to Section 5.2(b) hereof; provided, however, that with respect to any such Remediation that occurs after Closing, only, Seller shall provide Buyer with a reasonable opportunity of not less than 7 business days prior to their submission to the DEP, (unless Seller notifies Buyer that such document is required to be submitted in 7 or fewer days from the date Seller first receives notice of its obligation to submit said document, in which case, Buyer shall have as much time as is feasible under such circumstances) to review and comment upon drafts of all material documents to be submitted by Seller to the DEP in connection with its obligations under ISRA or its obligations pursuant to Section 5.2(b) hereof. In all cases except where Buyer has determined to have the Property Remediated to an unrestricted standard, Seller shall reasonably consider Buyers comments and decide in good faith whether to incorporate Buyer's reasonable, substantive comments into the documents prior to their submission by Seller to the DEP. In all cases where Buyer has determined to have the Property Remediated to an unrestricted standard in accordance with Section 5.2(a) hereof, Seller shall incorporate Buyer's reasonable, substantive comments into the documents prior to their submission by Seller to the DEP, provided that Buyer has reached agreement with Seller on the amount of incremental costs to implement such Remediation and is current with any payments in respect thereto in accordance with Section 5.2(a) hereof. Seller shall promptly provide to Buyer copies of all material documents, including correspondence, submitted to and received from the DEP (including correspondence from the DEP received by Seller's environmental consultant) and shall provide Seller with written notice, at least five (5) business days prior to meeting with any DEP representatives, or within such other reasonable time period as Seller's own notice of the meeting can allow) and Seller shall afford a representative of Buyer the opportunity to be present at any meetings with the DEP, provided that in advance of any such meeting Buyer shall consult with Seller as to the role it wants to assume at such meeting and shall obtain Seller's consent thereto, which consent shall not be unreasonably withheld, and in all events, provided that Buyer does not make statements or otherwise take positions contrary to or inconsistent with those advanced by Seller at any such meeting. As to any post-Closing Remediation efforts engaged in by Seller, Seller shall provide to Buyer written, quarterly progress reports on Seller's efforts to obtain an Unconditioned NFA from the DEP under ISRA pursuant to Section 5.1(a)(ii) hereof, or Seller's efforts to obtain an Unconditioned NFA or a No Further Action letter from the DEP pursuant to Section 5.2(b) hereof, as applicable, which progress reports shall include a summary of all ISRA-related or Remediation activities undertaken during that quarter and anticipated ISRA-related or Remediation activities to be conducted in the upcoming quarter, and the Buyer will not initiate any communication with any governmental agency concerning any matters arising out of or relating to the Seller's compliance with or obligations under ISRA or any other Environmental Law except as the Buyer may be required to do so by law. Should any governmental agency initiate any communication with the Buyer which may relate to the Seller's compliance with or obligations under ISRA or any other Environmental Law, the Buyer will refer the inquiry to the Seller and will promptly notify the Seller of the communication. As to the progress of any Remediation efforts pursuant to Section 5.1(a)(ii) hereof prior to Closing, Seller shall provide periodic updates to Buyer as Buyer may reasonably request.

            Section 5.6. SURVIVAL. The provisions of this Article 5 shall survive the Closing under this Agreement.

                                   ARTICLE 6.
                                   VIOLATIONS

            Section 6.1. VIOLATIONS. The Seller, prior to the Closing, shall cause to be removed of record any uncured or cured violations of law or municipal ordinances that are noticed in the records of any governmental authority having jurisdiction over the Property (excluding any violations of Environmental Laws that are otherwise being addressed pursuant to Article 5 hereof), except that the Seller shall not be required to remove of record any cured violation of law that is so noticed if the Seller provides to the Buyer reasonable evidence that such violation has been cured.

                                   ARTICLE 7.
                         REPRESENTATIONS AND WARRANTIES

            Section 7.1. SELLER'S REPRESENTATIONS GENERALLY. The Seller hereby represents and warrants to the Buyer, knowing and intending that the Buyer is relying hereon in entering into this Agreement and consummating the transaction contemplated hereby, that:

                        (a) The Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware.

                        (b) The Seller has full power and authority to enter into and perform this Agreement and all documents, instruments and agreements to be entered into by it pursuant to this Agreement and to carry out the transactions contemplated hereby.

                        (c) This Agreement is, and all documents to be executed by the Seller and delivered to the Buyer at the Closing pursuant to this Agreement will be on the Closing Date, duly authorized, executed and delivered by the Seller to the Buyer, and do and will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

                        (d) This Agreement does not, and all documents to be executed by the Seller and delivered to the Buyer at the Closing pursuant to this Agreement will not on the Closing Date, violate any provisions of any agreement or any judicial order, writ, injunction or decree to which the Seller is a party or by which the Seller or the Property is subject or bound.

                        (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, is subject to any requirement that the Seller obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party, except (i) pursuant to ISRA, (ii) for the requirement under the Summit ordinance that a zoning certificate of occupancy be obtained in connection with the sale of the Property and (iii) pursuant to
Section 3.2(c).

                        (f) To the knowledge of the Seller, the Seller is not aware of any pending or threatened condemnation proceeding or adverse possession claims against the Property, nor has the Seller within seven (7) years prior to the Effective Date received any written notice from any governmental authority advising the Seller of the institution of any condemnation proceeding or adverse possession claim with respect to the Property that is currently pending, except that Summit View LLC has advised the Seller that it might attempt to arrange for a condemnation proceeding to be commenced with respect to the stormwater drainage referred to in the Pending Drainage Easement Agreements.

                        (g) To the knowledge of the Seller, the Seller is not aware of any proceeding that seeks a change in the zoning applicable to the Property in a manner that would detrimentally affect the use, occupancy or operation of the Property for office, laboratory and process functions, nor has the Seller within seven (7) years prior to the Effective Date received any written notice from any governmental authority advising the Seller of the institution of any proceeding that seeks a change in the zoning applicable to the Property in a manner that would detrimentally affect the use, occupancy or operation of the Property for office, laboratory and process functions, except (in each case) (i) any proceeding initiated by the Buyer, as referred to in
Article 14 of this Agreement, and (ii) the proposed PROD Planned Research Office Development Zone as referred to and described in the letter dated September 2, 2003 from Barry A. Osmun, Esq. of Cuyler Burk LLP to Jeffrey Garibaldi of The Garibaldi Group (a copy of which has been provided to the Buyer by the Seller).

                        (h) There is not currently pending any appeal with respect to real estate taxes for the Property, except for the appeal with respect to such taxes for 2003 and 2004.

                        (i) Except for the tax appeals referred to in subsection (h) of this Section, there is not now pending any action, suit or proceeding against the Seller or (to the knowledge of the Seller) the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding may reasonably be expected to have a material adverse effect on the condition or operations of the Property (including the use and development of the Property for office, laboratory and process functions) or would interfere with the Buyer's ability to consummate the transaction contemplated by this Agreement.

                        (j) The Seller is not a "foreign person" as defined by Internal Revenue Code ss.1445.

                        (k) There are no unrecorded management, service, supply, maintenance or other agreements with respect to or affecting the Property that would be binding upon the Buyer or the Property after the Closing, except for the agreement represented by the letter dated June 4, 1999 from Christa Anderson of the City of Summit to Mr. Robert Jones and the responsive letter dated June 15, 1999 from Mr. Richard G. Hanlon to Ms. Anderson (regarding the necessity of a site plan application and the possible requirement of additional parking).

                        (l) To the knowledge of the Seller, the Property is not in violation of any applicable law, statute, ordinance, rule or regulation (excluding Environmental Laws) that remains uncorrected or uncured, and the Seller has not received any written notice from any governmental authority stating that the Property is in violation of any applicable law, statute, ordinance, rule or regulation (excluding Environmental Laws) that remains uncorrected or uncured.

                        (m) The Seller has not entered into any contract or agreement for the sale, conveyance, transfer or disposition of the Property (except for this Agreement).

                        (n) The Seller has not given anyone an option to purchase or a right of first refusal to purchase the Property.

                        (o) The Seller has not entered into any occupancy agreement or lease with respect to the Property that would survive the Closing.

                        (p) All documents delivered to the Buyer by the Seller pursuant to Section 2.4 hereof are true, correct and complete copies of such documents to the extent the same are in the Seller's possession or control.

            Section 7.2. SELLER'S ENVIRONMENTAL REPRESENTATIONS. The Seller hereby represents and warrants to the Buyer, knowing that the Buyer is relying hereon in entering into this Agreement and consummating the transaction contemplated hereby, that except as set forth on Schedule 7.2 or included in the written materials provided by the Seller to the Buyer prior to the end of the Due Diligence Period:

                        (a) The Seller has not received any written notice from any governmental authority stating that the Property and/or the Seller's operation at the Property is in violation of any Environmental Law that remains uncorrected or uncured.

                        (b) To the knowledge of the Seller, the Property does not contain any Contaminants as a result of the Seller's ownership, use or operation in, on, over or at the Property in concentrations which presently exceed any applicable environmental remediation standard or criteria.

                        (c) The Property is not listed, or as of this date proposed in the Federal Register for listing, on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC ss.9601 ET SEQ. or on any similar inventory of sites requiring Remediation maintained by the State of New Jersey.

                        (d) To the knowledge of the Seller, the Property is not in violation of any Environmental Law that remains uncorrected or uncured, and the Seller has not received any written notice from any governmental authority stating that the Property is in violation of any Environmental Law that remains uncorrected or uncured, except (in each case) for such matters as are being addressed pursuant to Article 5 of this Agreement.

            Section 7.3. KNOWLEDGE OF SELLER. As used in this Agreement, references to "the knowledge of the Seller" or "known to the Seller" mean and are limited to the actual knowledge of Mr. Richard Hanlon (who is the former site director of the Property), Mr. Terry Denzer and Mr. Peter Cooper (who is the current site director of the Property), or such knowledge as they would be likely to have by virtue of the positions they occupy or occupied.

            Section 7.4. SURVIVAL. The representations and warranties of the Seller contained in this Article (the "SELLER REPRESENTATIONS"), as modified by the Seller's Bringdown Certificate, shall survive the Closing for a period of one year. No claim for any breach of any Seller Representation shall be actionable or payable (a) if the breach in question results from or is based upon a condition or state of facts or other matter which was disclosed to or known by the Buyer prior to the Closing (except in the case of a deliberate breach by the Seller on the Effective Date of a representation and warranty contained in this Article or a breach by the Seller of Section 7.5); or (b) unless written notice containing a description of the specific nature of such breach shall have been given by the Buyer to the Seller prior to the expiration of such one-year period and the Buyer shall have commenced an action against the Seller with respect to such breach within one year after the expiration of such one-year period. Notwithstanding anything to the contrary contained herein, the maximum amount that the Buyer shall be entitled to collect from the Seller with respect to all breaches by the Seller of Seller Representations shall in no event exceed $5,000,000 in the aggregate.

            Section 7.5. SELLER FAULT. The Seller shall not take any action, or fail to take any action, that would cause the representations and warranties of the Seller set forth in Section 7.1 and 7.2 to be untrue in any material respect on the Closing Date.

            Section 7.6. RIGHT TO UPDATE SCHEDULES. The Seller shall have the right to update, supplement or amend any of the representations and warranties contained in subsections (d), as to any order, writ, injunction or decree only, (e), (f), (g), (i), (k), (l) or (p) of Section 7.1 or in subsections (a), (b), (c) or (d) of Section 7.2 ("Seller's Bringdown Certificate"). In the event that Seller's Bringdown Certificate states that the representations or warranties of the Seller contained in Sections 7.1 and/or 7.2 of this Agreement are not true and correct in any material respect, the Buyer may terminate this Agreement on written notice to the Seller. Upon such termination, (i) the Buyer shall be entitled to the return of the Deposit, and
(ii) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding anything to the contrary contained herein, in the event of a deliberate breach by the Seller on the Effective Date of a representation and warranty contained in Article 7 or a breach by the Seller of Section 7.5, the Buyer may, in addition to terminating this Agreement, pursue any and all remedies available to the Buyer at law or in equity.

            Section 7.7. BUYER'S REPRESENTATIONS. The Buyer hereby warrants and represents to Seller, knowing and intending that Seller is relying hereon in entering into this Agreement and consummating the transactions contemplated hereby, that:

                        (a) There is not pending nor to the best knowledge of the Buyer has there been threatened any action, suit or proceeding against or affecting the Buyer before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, expected to have a material adverse effect on the business or prospects of or on the condition (financial or otherwise) or operations of the Buyer that would interfere with the Buyer's ability to consummate the transaction contemplated by this Agreement.

                        (b) The Buyer is not a "foreign person" as defined by Internal Revenue Code ss.1445.

                        (c) The Buyer has full power and authority to enter and perform this Agreement and all documents, instruments and agreements entered into or to be entered into by it pursuant to this Agreement and to carry out the transactions contemplated hereby.

                        (d) This Agreement is, and all documents to be executed by the Buyer and delivered to Seller at the Closing will be on the Closing Date, duly authorized, executed and delivered by the Buyer.

                        (e) This Agreement is, and all documents to be executed by the Buyer and delivered to Seller at the Closing will be on the Closing Date, the legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms.

                        (f) This Agreement does not, and all documents to be executed by the Buyer and delivered to Seller at the Closing will not on the Closing Date, violate any provisions of any agreement or any judicial order, writ, injunction or decree to which the Buyer is a party or by which the Buyer is subject or bound.

                        (g) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement is subject to any requirement that Buyer obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party.

            Section 7.8. SURVIVAL. The representations and warranties of the Buyer contained in this Article (the "BUYER REPRESENTATIONS") shall survive the Closing for a period of one year. No claim for any breach of any Buyer Representation shall be actionable or payable (a) if the breach in question results from or is based upon a condition or state of facts or other matter which was disclosed to or known by the Seller prior to the Closing (except in the case of a deliberate breach by the Buyer on the Effective Date of a representation and warranty contained in this Article or a breach by the Buyer of Section 7.9); or (b) unless written notice containing a description of the specific nature of such breach shall have been given by the Seller to the Buyer prior to the expiration of such one-year period and the Seller shall have commenced an action against the Buyer with respect to such breach within one year after the expiration of such one-year period. Notwithstanding anything to the contrary contained herein, the maximum amount that the Seller shall be entitled to collect from the Buyer with respect to all breaches by the Buyer of Buyer Representations shall in no event exceed $5,000,000 in the aggregate.

            Section 7.9. FAULT OF BUYER. The Buyer shall not take any action, or fail to take any action, that would cause the representations and warranties of the Buyer set forth in Section 7.7 to be untrue in any material respect on the Closing Date.

                                   ARTICLE 8.
                          CLOSING; CLOSING ADJUSTMENTS

            Section 8.1. CLOSING. The Closing shall occur on November 30, 2004 at the offices of counsel for the Seller, Norris McLaughlin & Marcus, P.A., 721 Route 202-206, Bridgewater, NJ 08807, or at such other place as the Seller and the Buyer may mutually agree. At the Closing, the Seller shall deliver possession of the Property to the Buyer (subject to the Seller's continued occupancy of a portion of the Property pursuant to Section 11.2).

            Section 8.2. ITEMS TO BE DELIVERED BY THE SELLER AT CLOSING. At the Closing, in addition to any other documents required to be delivered by the Seller at the Closing pursuant to the terms of this Agreement, the Seller shall deliver to the Buyer each of the following:

                        (a) the customary New Jersey form of bargain and sale deed, with covenant against grantor's acts, duly executed by the Seller. Such deed shall include as a description of the Property the metes and bounds description reflected on the Buyer's survey, provided that the Buyer causes its surveyor to certify such survey to the Seller at no cost to the Seller;

                        (b) An assignment by the Seller to the Buyer of any and all rights of the Seller pursuant to the instruments recorded in the Union County Clerk's Office in Book 4680 at Page 276 and Book 4680 at Page 280 (relating to certain rights of first refusal);

                        (c) a Closing statement showing the applicable Closing adjustments, duly executed by the Seller;

                        (d) an affidavit of title in the form of EXHIBIT D hereto, duly executed by the Seller;

                        (e) an affidavit to the effect that the Seller is not a foreign person under the Foreign Investment Real Property Tax Act;

                        (f) a certificate of the members or managers of the Seller authorizing the Seller to convey the Property pursuant to this Agreement, and attesting to the incumbency of the officer(s) of the Seller signing this Agreement, the deed and other closing documents on behalf of the Seller, and certifying to a true and complete copy of the certificate of formation and operating agreement of the Seller;

                        (g) keys, combinations and access-codes in the possession of the Seller relating to locks at the Property;

                        (h) the Unconditioned NFA or the Remediation Agreement in compliance with Section 5.1(a)(ii) of this Agreement;

                        (i) as-built plans, specifications, drawings, diagrams, warranties, maintenance and service records and operating manuals as to the Property, to the extent that the same are in the possession of the Seller;

                        (j) a bill of sale and assignment, without any warranty, as to the personal property described in Section 1.5 (it being agreed that the portion of the Purchase Price allocated thereto is zero);

                        (k) an IRS 1099 Reporting Form, duly executed by the Seller;

                        (l) any transfer tax return required by law in connection with the conveyance of the Property by the Seller to the Buyer;

                        (m) the Seller's Bringdown Certificate, if any, or a certificate duly executed by the Buyer stating that the representations and warranties of the Seller contained in Sections
            7.1 and 7.2 of this Agreement are true and correct in all material respects as of the Closing Date; and

                        (n) such other instruments, documents and affidavits (if any) as shall be reasonably required (consistent with the terms of this Agreement) to consummate the transaction contemplated hereby, including those necessary for the Buyer's Title Company to insure over the Title Objections that the Seller is obligated to clear pursuant to subsections (b), (c) and (d) of Section 3.2.

            Section 8.3. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent at or before the Closing (any or all which may be waived by the Buyer):

                        (a) the representations and warranties of the Seller contained in Sections 7.1 and 7.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date;

                        (b) the Seller shall have delivered the items required to be delivered by the Seller at the Closing pursuant to Section 8.2;

                        (c) the Seller shall have satisfied one of the ISRA Conditions set forth in Section 5.1(a) as provided therein;

                        (d) the Seller shall have performed in all material respects the other covenants and agreements required under this Agreement to have been performed by the Seller by the Closing; and

                        (e) the Seller shall have removed from the Property its equipment (other than fixtures, cabling and the Designated Personal Property; and subject to continuing possession of portions of the Property pursuant to Section 11.2), and shall have repaired any material damage to the Property resulting from such removal, and shall have left the Property in reasonably broom clean condition.

            Section 8.4. ITEMS TO BE DELIVERED BY THE BUYER AT CLOSING. At the Closing, in addition to any other items required to be delivered by the Buyer to the Seller at the Closing pursuant to the terms of this Agreement, the Buyer shall deliver to the Seller each of the following:

                        (a)   the Purchase Price.

                        (b) a Closing statement showing the applicable Closing adjustments, duly executed by the Buyer.

                        (c) a certificate duly executed by the Buyer stating that the representations and warranties of the Buyer contained in
            Section 7.6 of this Agreement are true and correct in all material respects as of the Closing Date.

                        (d) such other instruments, documents and affidavits (if any) as shall reasonably be required (consistent with the terms of this Agreement) to consummate the transaction contemplated hereby.

            Section 8.5. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent at or before the Closing (any or all which may be waived by the Seller):

                        (a) the representations and warranties of the Buyer contained in Sections 7.6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date;

                        (b) the Buyer shall have delivered the items required to be delivered by the Buyer at the Closing pursuant to Section 8.4; and

                        (c) the Buyer shall have performed in all material respects the other covenants and agreements required under this Agreement to have been performed by the Buyer by the Closing.

            Section 8.6. CLOSING ADJUSTMENTS.(a) (a) At the Closing, the following adjustments shall be made as of the Closing Date (with the Closing Date being a day of income and expense to the Buyer):

                              (i) real estate taxes and assessments, on the basis of the calendar year for which assessed; and

                              (ii)  if the same constitute a lien on the
                        Property, water and sewer charges; (if there is a water meter at the Property, the Seller shall attempt to obtain a reading thereof not later than 15 days prior to the Closing date, and the unfixed water charge and the unfixed sewer charge, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading).

                        (b) Any water or sewer charges and all other utility charges (including gas and electricity), that are owing on the Closing Date shall be paid by the Seller directly to the utility company. The Buyer shall be responsible for making all arrangements for the continuation of utility services.

                        (c) The Purchase Price reflects payment for the Property as benefited by municipal improvements existing as of the Effective Date. If, on the Effective Date, the Property is subject to a confirmed or unconfirmed assessment for a municipal improvement that has been completed on or before the Effective Date, then such assessment will be paid by the Seller at Closing. If, as of the Closing, the amount of such assessment is not yet confirmed, the Seller shall pay at Closing a reasonable estimate of such assessment; when the amount of the assessment is confirmed, the Seller shall pay any deficiency to the Buyer (if the estimate proves to have been insufficient) or the Buyer shall return any excess to the Seller (if the estimate proves to have been excessive). If, on the Effective Date, the Property is subject to an assessment for a municipal improvement that has not been completed, or if an assessment is made after the Effective Date for a municipal improvement, such assessment shall be borne by the Buyer.

                        (d) The amount of the New Jersey realty transfer fee payable in connection with the conveyance of the Property shall be allocated one-half to the Seller and one-half to the Buyer, and the Seller's half shall be deducted from the amount of the Purchase Price to be paid to the Seller, and such realty transfer fee shall be paid by the Buyer or the Buyer's Title Company directly to the County Clerk.

                        (e) If on the Closing Date the final real estate tax bill for the calendar year in which the Closing occurs is not available and the real estate tax adjustment is based upon the preliminary tax bill, a final tax adjustment shall be made within 30 days after the final tax bill is issued, and the Seller or the Buyer (as the case may be) shall make an appropriate payment to the other based upon such readjustment.

                        (f) If after the Closing any error is discovered in the parties' adjustments at Closing, the same shall be corrected as soon after discovery as possible.

                        (g)   This Section shall survive the Closing.

            Section 8.7. TAX APPEAL. The Seller has advised the Buyer that the Seller has appealed its real estate taxes with respect to the Property for calendar year 2003 and 2004 and that such appeal is pending. If such appeal is not finally resolved by the Closing, the Seller shall be entitled to continue to prosecute such appeal and to control the litigation and/or settlement of such appeal. Upon the request of the Buyer, the Seller shall provide to the Buyer copies of all pleadings and all material discovery materials and all material correspondence sent by the Seller to (or received by the Seller from) the City of Summit in connection with such tax appeal. The benefit of any reduction in real estate taxes for calendar year 2003 shall be allocated entirely to the Seller; and the benefit of any reduction in real estate taxes for 2004 shall be allocated between the Seller and the Buyer, based on the respective portions of calendar year 2004 that they own the Property. If either party receives a cash refund from the City of Summit for such reduction, it shall promptly remit to the other party such other party's allocable share of such refund. If (as distinguished from making a lump-sum payment of such refund) the City of Summit applies any of such refund for 2003 or 2004 as a credit toward real estate taxes due in respect of the Property for 2005 or thereafter (whether by reason of a settlement agreement between the Seller and the City of Summit, or by reason of a delinquency in payment of real estate taxes due in 2005 or thereafter provided such delinquency was not caused by the Seller), then:

                        (a) (in the case of such a settlement) the Buyer shall pay to the Seller (within 30 days after the Seller provides to the Buyer a copy of the executed settlement agreement) the amount of such refund to be applied to such taxes for 2005 and thereafter, discounted to present value at a discount rate of 3% per annum; or

                        (b) (in the case of such application of the refund to delinquent real estate taxes) the Buyer shall pay to the Seller immediately the amount of such refund so applied by the City of Summit toward such delinquency.

This Section shall survive the Closing.

                                   ARTICLE 9.
                             CASUALTY; CONDEMNATION

            Section 9.1. NOTICE. Prior to the Closing, if the Property or any portion thereof is damaged or destroyed by fire or other casualty, or if an eminent domain proceeding is commenced against the Property or any portion thereof, the Seller shall give prompt written notice thereof to the Buyer.

            Section 9.2.      CONSEQUENCES.

                        (a) If such damage or destruction is Material Damage, or if such taking is a Material Taking, then either the Seller or the Buyer may terminate this Agreement on written notice to the other not later than (in the case of a termination by the Seller) thirty (30) days after the Seller learns of such damage, destruction or taking, or (in the case of a termination by the Buyer) thirty (30) days after the Seller notifies the Buyer that such damage or destruction has occurred and that it is Material Damage or that such eminent domain proceeding has been commenced involving a Material Taking; PROVIDED, however, that the Buyer shall have no right to terminate this Agreement pursuant to this Section if such damage or destruction results from negligence or willful misconduct on the part of the Buyer or any of its agents or independent contractors. Upon such termination, (i) the Buyer shall be entitled to the return of the Deposit and (ii) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be null and void.

                        (b) If the Seller so elects to terminate this Agreement, the Buyer may nullify such election by giving written notice to the Seller, within ten (10) days after the Seller shall have given its notice of termination, to the effect that the Buyer elects to nullify the Seller's termination and to require the Seller to proceed to Closing as hereinafter provided.

                        (c) If this Agreement is not so terminated (either because (i) the damage or taking is not Material Damage or a Material Taking, or
(ii) neither party elects to terminate following the Material Damage or a Material Taking, or (iii) the Buyer so nullifies the Seller's election to terminate), then the Buyer and the Seller shall proceed to Closing (subject to the other terms and conditions of this Agreement), without any diminution of the Purchase Price, and without any obligation on the part of the Seller to repair the Property; and the Seller shall at Closing (i) assign to the Buyer all of the Seller's right, title and interest in and to insurance proceeds in respect of such damage or destruction to the Property or the condemnation award relating to such taking of the Property (but excluding, for the avoidance of doubt, any insurance proceeds or condemnation award relating to the personal property of the Seller that is not being conveyed to the Buyer as part of the transactions contemplated hereby), and (ii) pay to the Buyer (by way of a Closing credit to the Buyer for) the amount of any such insurance proceeds or condemnation award that the Seller shall have received in respect thereof prior to the Closing; PROVIDED, however, that the Seller shall be entitled to retain such proceeds or condemnation award to the extent of the amount of any funds that may be expended by the Seller following such damage, destruction or taking and prior to the Closing in undertaking repair work necessary or advisable for reasons of health, safety or preservation of the Property, if and only if the Buyer has approved in writing any such repair work prior to the commencement thereof (which approval shall not be unreasonably withheld, conditioned or delayed by the Buyer).

                        (d) As used herein, the term "Material Damage" means damage or destruction to the Property where (i) (in the case of Building B or Building H, as depicted on the sketch attached to this Agreement as Exhibit F) the Estimated Cost to Repair is more than $100,000 or (ii) (in the case of any other Building) the Estimated Cost to Repair is more than $1,000,000 or (iii) the period of time necessary to complete the repair or restoration is reasonably estimated by the Seller to exceed nine months. The Seller shall give written notice to the Buyer of the determination that damage or destruction is Material Damage promptly after such determination is made.

                        (e) As used herein, the term "Material Taking" means a taking of (i) any portion of either Building B or Building H, or (ii) more than twenty-five percent (25%) of the Property, or (iii) any entryway from a public road that precludes access to the Property, or (iv) so much of the parking area that the remaining parking area does not satisfy the zoning requirement applicable to the Property. The Seller shall give written notice to the Buyer of the determination that a taking is a Material Taking promptly after such determination is made (and in all events within thirty (30) days after the commencement of the eminent domain proceeding).

                        (f) As used herein, the term "Estimated Cost to Repair" means the estimated cost to repair or restore the Property as nearly as practicable to the condition in which it existed immediately prior to such fire or other casualty, as such estimate is reasonably determined by an independent contractor selected by the Seller, which selection shall be subject to the approval of the Buyer (and which approval shall not be unreasonably withheld by the Buyer). Such estimate shall be made within thirty (30) days after the Buyer's approval of such Contractor.

                                  ARTICLE 10.
                       CERTAIN COVENANTS PRIOR TO CLOSING

            Section 10.1. INSURANCE. During the period from the Effective Date up to and including the Closing Date (or the sooner termination of this Agreement) the Seller shall keep the Property insured against fire and other hazards covered by an extended coverage endorsement and maintain comprehensive public liability insurance against all claims for bodily injury, death and property damage occurring in, on or about the Property, in each case on terms no less favorable than the Seller's insurance therefor existing on the Effective Date.

            Section 10.2. MAINTENANCE. Subject to the foregoing provisions of Article 9, the Seller shall until the Closing (or the sooner termination of this Agreement) continue to maintain the Property (including the making of ordinary repairs and/or replacements thereto) in substantially the same condition as it is on the Effective Date, subject only to normal wear and tear.

            Section 10.3. NEGATIVE COVENANTS PENDING CLOSING. Except as expressly permitted herein, Seller shall not until the Closing (or the sooner termination of this Agreement):

                        (a) Encumber, lease or otherwise grant any rights to purchase or lease the Property, to the extent the same would not constitute Permitted Exceptions, except that in no event shall the Seller execute the Pending Drainage Easements without the prior written consent of the Buyer.

                        (b) Enter into any contracts or agreements affecting the Property that would be binding on the Buyer after the Closing and that cannot be terminated prior to the Closing or on less than thirty (30) days' notice.

                                  ARTICLE 11.
                      EARLY ACCESS; POST-CLOSING OCCUPANCY

            Section 11.1.     EARLY ACCESS BY BUYER.

                        (a) From and after the later to occur of September 1, 2004 or the expiration of the Due Diligence Period (or sooner, if agreed to by the Seller and the Buyer in writing), until the Closing or the sooner termination of this Agreement, the Buyer may have access to portions of the Property (under a license hereby granted by the Seller to the Buyer) for the purpose of constructing laboratory space and for the purpose of occupying vacant office space, provided that such construction and occupancy does not unreasonably interfere with any of the operations of the Seller or any of its affiliates at the Property. The particular portions of the Property to be so used by the Buyer are identified on EXHIBIT H-1 of this Agreement. The right to use such portions pursuant to this Section shall include the right in common with the Seller to use the driveway and parking areas at the Property for access and parking, and to use the utility services provided to such portions. In so using such portions of the Property, the Buyer shall comply at its own expense with all applicable laws (including the obtaining of any site plan approval, building permit or other required governmental approval in connection with any construction undertaken by the Buyer).

                        (b) The Buyer shall have no obligation to pay to the Seller rent or any other occupancy charge for the Buyer's use of the Property pursuant to this Section prior to the earlier to occur of the Closing or the termination of this Agreement.

                        (c) The Buyer shall indemnify and hold harmless the Seller against and from any and all liability, loss, cost, expense, damage or injury (including reasonable attorneys' fees) incurred by or asserted against the Seller arising out of or resulting from the use by the Buyer, its agents and independent contractors of the Property pursuant to this Section, including, without limitation, the presence of Contaminants or the environmental conditions at, under or emanating from the Property. This indemnity shall include the cost to the Seller, including attorney fees, of enforcing this indemnity. This indemnity shall also include any cost or liability arising from any asbestos at the Property becoming friable as a result of the construction activities of the Buyer. The Buyer shall keep the Property free from all construction liens (and claims and notices thereof) arising out of or resulting from such use. The Seller's license to the Buyer for such use does not constitute a consent by the Seller to the attachment of any construction lien to the right, title or interest of the Seller in and to the Property.

                        (d) If this Agreement is terminated, the Buyer shall within sixty (60) days after such termination, remove itself and its effects (and its agents and independent contractors and their effects) from the Property and restore the relevant portions of the Property to the condition in which they existed at the time the Buyer commenced its use of the Property, normal wear and tear and casualty excepted. If the Buyer does not so effectuate such removal within such sixty days, the Seller may take such actions as are allowed by law to effectuate such removal, including (without limitation) denying the Buyer and its agents and independent contractors access to the Property, the removal by the Seller or its agents or independent contractors (at the cost of the Buyer) of any personal property in the portions of the Property used by the Buyer (which cost shall be paid by the Buyer to the Seller upon demand), and the commencement of any appropriate legal proceeding to remove the Buyer from the Property; and, in addition, the Buyer shall pay to the Seller as liquidated damages (and not as a penalty) an amount equal to the Agreed Daily Rate, with respect to the space comprising the portion of the Property agreed upon by the Seller and the Buyer for the Buyer's pre-closing use, for each day from the sixtieth day after the date on which this Agreement is terminated until such removal is effectuated. The Seller and the Buyer agree that the actual damages that would be incurred by the Seller as a result of such non-removal would be difficult or impossible to ascertain, and that such per diem amount of liquidated damages is a reasonable estimate thereof. Such provision for liquidated damages does not constitute a consent by the Seller to the Buyer's failure to remove itself and its effects within sixty days after the termination date.

                        (e) In connection with its use of the Property pursuant to this Section, the Buyer shall provide to the Seller a certificate of insurance evidencing that the Buyer maintains in effect a policy of commercial general liability insurance with minimum limits of $1,000,000 per occurrence for bodily injury, personal injury and property damage and (in connection with any construction activities of the Buyer) builders' risk insurance in an amount acceptable to the Seller in its reasonable judgment. The Buyer shall cause the Seller to be named as an additional insured on such insurance.

                        (f) The provisions of subsections (c) and (d) of this Section shall survive the Closing or a termination of this Agreement.

            Section 11.2.     POST-CLOSING OCCUPANCY BY SELLER.

                        (a) Except as otherwise specified in Section 11.2(e), from and after the Closing until the date that is ninety (90) days after the Closing (but not later than February 28, 2005), the Seller and any affiliate of the Seller may (under a license hereby granted by the Buyer to the Seller) continue to occupy the portions of the Property identified on EXHIBIT H-2 of this Agreement. The right to use such portions of the Property pursuant to this Section shall include the right in common with the Buyer to use the driveway and parking areas of the Property for access and parking, and to use the utility services provided to such portions.

                        (b) The Seller shall have no obligation to pay to the Buyer rent or any other occupancy charge for the use of the Property pursuant to this Section prior to the earlier of (i) the ninetieth (90th) day after the Closing and (ii) February 28, 2005.

                        (c) The Seller shall indemnify and hold harmless the Buyer against and from any and all liability, loss, cost, expense, damage or injury (including reasonable attorneys' fees) incurred by or asserted against the Buyer arising out of or resulting from the use by the Seller, its agents and independent contractors of the Property pursuant to this Section, including, without limitation, the presence of Contaminants or the environmental conditions at, under or emanating from the Property. The Seller shall keep the Property free from all construction liens (and claims and notices thereof) arising out of or resulting from such use. This indemnity shall include the cost to the Buyer, including attorney fees, of enforcing this indemnity.

                        (d) Except as provided in Section 11.2(e), by the ninetieth (90th) day after the Closing, but in no event later than February 28, 2005, the Seller shall remove itself and its effects (and its affiliates and their effects) from the Property. If the Seller does not so effectuate such removal by the earlier of (i) such 90th day and (ii) February 28, 2005, as the case may be, the Buyer may take such actions as are allowed by law to effectuate such removal, including (without limitation) denying the Seller and its agent and independent contractors access to the Property, the removal by the Buyer or its agents or independent contractors (at the cost of the Seller) of any personal property in the portions of the Property used by the Seller (which cost shall be paid by the Seller to the Buyer upon demand), and the commencement of any appropriate legal proceeding to remove the Seller from the Property; and, in addition, the Seller shall pay to the Buyer as liquidated damages (and not as a penalty) an amount equal to the Agreed Daily Rate, with respect to the space comprising the portion of the Property agreed upon by the Seller and the Buyer for the Seller's post-closing use, for each day from the earlier of (i) such 90th day and (ii) February 28, 2005, as the case may be, until such removal is effectuated. The Buyer and the Seller agree that the actual damages that would be incurred by the Buyer as a result of such non-removal would be difficult or impossible to ascertain, and that such per diem amount of liquidated damages is a reasonable estimate thereof. Such provision for liquidated damages does not constitute a consent by the Buyer to the Seller's failure to remove itself and its effects by the earlier of (i) such 90th day and (ii) February 28, 2005, as the case may be. Nothing in this Section 11.2 shall apply to the Seller's right under Article 5 of this Agreement to enter onto the Property after the Closing in connection with any Remediation being undertaken by the Seller pursuant to
Article 5.

                        (e) Notwithstanding anything to the contrary contained in this Section 11.2, Seller shall: (i) vacate the main floor areas of Buildings D and E shown by the crosshatch on Exhibit H-2(a) on or prior to December 15, 2004; (ii) vacate computer room C-109 shown by the crosshatch on Exhibit H-2(a) on or prior to December 31, 2004 (it being agreed and understood that from the period commencing on the Closing Date and ending on December 31, 2004, the Buyer and the Seller shall share room C-109); (iii) vacate the second floor areas of Buildings D and E shown by the crosshatch on Exhibit H-2(b) on or prior to December 31, 2004 and (iv) vacate the portion of the basement floor area of Building E shown on Exhibit H-2(c) on or prior to December 31, 2004. In the event the Seller does not remove itself and its effects,(as required by the terms of this Agreement), from any of the applicable spaces set forth in this subparagraph (e) on or before the corresponding date for each such space, then the Buyer may take such actions as are allowed by law to effectuate such removal, including (without limitation) denying the Seller and its agent and independent contractors access to such portions of the Property, the removal by the Buyer or its agents or independent contractors (at the cost of the Seller) of any personal property in those portions of the Property (which cost shall be paid by the Seller to the Buyer upon demand), and the commencement of any appropriate legal proceeding to remove the Seller from the applicable portions of the Property; and, in addition, the Seller shall pay to the Buyer as liquidated damages (and not as a penalty) an amount equal to the Agreed Daily Rate, with respect to each such space, for the period commencing on the day after the earlier to occur of (i) the 90th day after the Closing, and (ii) February 28, 2005, as the case may be, and ending upon the date the Seller removes itself and its effects from such space.

                        (f) In connection with its use of the Property pursuant to this Section, the Seller shall provide to the Buyer a certificate of insurance evidencing that the Seller maintains in effect a policy of commercial general liability insurance with minimum limits of $1,000,000 per occurrence for bodily injury, personal injury and property damage. The Seller shall cause the Buyer to be named as an additional insured on such insurance.

                        (g) The provisions of this Section shall survive the Closing.

                                  ARTICLE 12.
                                     DEFAULT

            Section 12.1. BUYER'S DEFAULT. If the Buyer fails to pay the Purchase Price as required by this Agreement or otherwise materially defaults in the performance of the covenants and agreements contained in this Agreement that are required to be performed by the Buyer at or before the Closing, the Seller shall be entitled to terminate this Agreement, whereupon (a) the Seller shall be entitled to the Deposit, as liquidated damages and not as a penalty, and (b) except as otherwise expressly provided herein with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be null and void. The Seller and the Buyer hereby agree that the actual damages that would be incurred by the Seller as a result of such default of the Buyer would be difficult or impossible to ascertain, and that the amount of the Deposit is a reasonable estimate thereof. Such retention by the Seller of the Deposit as liquidated damages shall be the sole remedy of the Seller for such failure or other default on the part of the Buyer, except as otherwise expressly provided herein with respect to the Surviving Provisions.

            Section 12.2. SELLER'S DEFAULT. If the Seller materially defaults in the performance of the covenants and agreements contained in this Agreement that are required to be performed by the Seller at or before the Closing, then the Buyer may either (at the option of the Buyer):

                        (a) terminate this Agreement, whereupon (i) the Buyer shall be entitled to the return of the Deposit, and (ii) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be null and void; or

                        (b) obtain a decree for specific performance; provided, however, that if the Buyer shall bring an action to seek specific performance of the Seller's obligations hereunder in accordance with this Section 12.2 and the Buyer is unable to realize upon such action, the Buyer may bring an action against the Seller for the Buyer's actual damages (excluding consequential damages).

Except as otherwise specifically set forth herein, the remedies set forth in the immediately preceding sentence shall be the sole remedies of the Buyer for such default on the part of the Seller.

                                  ARTICLE 13.
                                  ESCROW AGENT

            Section 13.1.     ESCROW AGENT.

                        (a) The Deposit shall be held in escrow by the Escrow Agent in accordance with the terms hereinafter provided. The acceptance by the Escrow Agent of the Deposit shall constitute the agreement of the Escrow Agent to the terms of this Section.

                        (b) The Deposit shall be held by the Escrow Agent in a segregated interest-bearing account at Wachovia Bank, National Association, Fleet National Bank, Bank of America or another commercial bank designated by the Escrow Agent and approved by the Seller and the Buyer. The portion of the Deposit consisting of accrued interest shall be (x) remitted to the Seller at the Closing without credit against the Purchase Price or (y) if the Closing does not occur, paid to the Buyer or to the Seller with the remaining portion of the Deposit as provided in this Agreement.

                        (c) At the Closing (that is to say, for the avoidance of doubt, upon the actual Closing of the transactions contemplated herein), the Escrow Agent shall remit the Deposit to the Seller.

                        (d) The Escrow Agent is authorized to remit the Deposit to either party, if:

                              (i) the Escrow Agent shall have received from such party a written demand for the Deposit, together with a sworn statement by a general partner or officer or manager or member of such party (or of a constituent entity of such party) stating that such party is entitled to be paid the Deposit hereunder and stating the reason therefor (the "Demand Notice"); and

                              (ii) the Escrow Agent shall have sent the Demand Notice to the other party; and

                              (iii) the Escrow Agent shall not have received an
                        Objection Notice from the other party within 15 days after the other party's receipt (or refusal to accept delivery, as referred to in Section 16.9) of the Demand Notice sent by the Escrow Agent.

The other party may, upon its receipt of a Demand Notice, deliver to the Escrow Agent a written notice objecting to the remittance of the Deposit to the party demanding the same, together with a sworn statement by a general partner or officer or manager or member of such party (or of a constituent entity of such party) as to why the party making the demand is not entitled to the Deposit (an "Objection Notice"). If the Escrow Agent receives an Objection Notice within 15 days after the non-demanding party receives a Demand Notice from the Escrow Agent, the Escrow Agent shall not remit the Deposit to either party unless directed to do so in writing by (i) the order of a court of competent jurisdiction, or (ii) both parties. [Notwithstanding anything herein to the contrary, if the Buyer delivers to the Escrow Agent a notice terminating this Agreement prior to the expiration of the Due Diligence Period, Escrow Agent shall return the Deposit to the Buyer without the necessity of sending a Demand Notice to the Seller and Seller shall have no right to object to the delivery of the Deposit to the Buyer.]

                        (e) If either party delivers a Demand Notice or an Objection Notice frivolously or in bad faith, such party shall be liable for all attorneys' fees reasonably incurred by the other party in collecting the Deposit, plus interest on the Deposit at the rate of 10% per annum from the delivery of such Notice until collection.

                        (f) Notwithstanding anything herein to the contrary, the Escrow Agent may at any time (either before or after a Demand Notice or an Objection Notice or both shall have been sent), deposit the Deposit with the Superior Court of New Jersey in Somerset or Union County and give notice to the Seller and the Buyer thereof, whereupon the Escrow Agent shall be relieved and discharged of all further liability and obligations hereunder with respect thereto.

                        (g) The Buyer acknowledges that the Escrow Agent is counsel for the Seller. The Buyer, having conferred with counsel, hereby waives any right to object to any conflict of interest on the part of the Escrow Agent existing by reason of such fact and consents to the continued representation of the Seller by the Escrow Agent in connection with the transaction contemplated by this Agreement (including any litigation with respect thereto).

                        (h) The Seller and the Buyer acknowledge and agree that the Escrow Agent is acting solely as a stakeholder, at their request. The Seller and the Buyer shall jointly and severally indemnify and hold harmless the Escrow Agent against and from any and all liabilities and expenses (including reasonable attorneys' fees, and including the reasonable attorneys' fees of the Escrow Agent representing itself if applicable) incurred by or asserted against the Escrow Agent as a result of any actions or omissions on the part of the Escrow Agent (in its capacity as Escrow Agent) in connection with this Agreement, except for such actions or omissions as constitute gross negligence or willful misconduct on the part of the Escrow Agent.

                        (i) The provisions of this Article shall survive the Closing or termination of this Agreement.

                                  ARTICLE 14.
                          ZONING CLASSIFICATION CHANGE

            Section 14.1. ALLOWED ZONING CHANGE. The Buyer shall have the right, during the Due Diligence Period, to take all steps reasonably necessary in order to effect a change of the current zoning classification of the Property so as to add light manufacturing, assembly, packaging, warehousing and distributing product in commercial quantities as a permitted use (the "Allowed Zoning Change"). The Buyer shall also have the right to seek ingress and egress for both persons and vehicles to the Property from Michigan Avenue. However, the Buyer shall not request any change in the current zoning classification that eliminates any use that is currently permitted for the Property or that otherwise restricts the uses that may currently be made of the Property under the existing zoning laws; and the Buyer shall oppose any proposal for such an elimination or further restriction that is made in the course of the Buyer's request for a zoning change. Such right shall include submitting application forms and other written materials to the applicable City of Summit governmental bodies, participating in hearings and attending meetings with applicable governmental officials. The Buyer shall not permit any change in zoning initiated by its request to become effective prior to the Closing (which covenant shall survive a termination of this Agreement).

            Section 14.2. COOPERATION. The Seller shall join in any application or any other similar form reasonably requested by the Buyer for the Allowed Zoning Change. The Seller shall otherwise cooperate with the Buyer in connection with the Buyer's application for the Allowed Zoning Chase, provided that such cooperation involves no cost or liability on the part of the Seller, and provided that such cooperation involves no material burden on the staff of the Seller. Notwithstanding the foregoing, nothing herein shall require the Seller to cooperate with the Buyer as to any proposed zoning change that is not the Allowed Zoning Change; and nothing herein shall restrict the Seller from opposing any zoning change other than the Allowed Zoning Change.

            Section 14.3. INSPECTIONS. The Seller acknowledges that as part of the application for change of zoning classification, there may be inspections by the City of Summit of the Property and the Seller may be requested to disclose information regarding the past and present use of the Property.

            Section 14.4. INDEMNIFICATION BY BUYER. The Buyer shall indemnify the Seller and hold the Seller harmless against and from any and all loss, cost or expense (including reasonable attorneys' fees) incurred by the Seller arising out of the Buyer's request to the City of Summit for a zoning change as to the Property, including any costs and expenses incurred by the Seller in connection with the effort to change the zoning classification of the Property. The provisions of this Section shall survive a termination of this Agreement. Notwithstanding the foregoing, the Buyer shall not indemnify or hold harmless the Seller against and from any liability, loss, cost, expense, damage or injury incurred by the Seller arising out of the Seller's use of the Property in violation of any applicable existing zoning laws, ordinances, regulations or rulings.

                                  ARTICLE 15.
                               CERTAIN DEFINITIONS

            Section 15.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings respectively:

                  "Agreed Daily Rate" means (a) $30 per square foot, divided by
(b) 365.

                  "Allowed Zoning Change" is defined in Section 14.1.

                  "Buyer Representations" is defined in Section 7.7.

                  "Buyer Title Commitment" is defined in Section 3.1.

                  "Buyer Title Company" is defined in Section 3.1.

                  "Classification Exception Area" or "CEA" shall have the definition provided for that term in the DEP's Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.8.

                  "Closing" means the closing of title to the Property under this Agreement.

                  "Closing Date" means the date on which the Closing occurs.

                  "Contaminants" shall mean any pollutant, debris, hazardous substance, fill material, oil or petroleum product as defined, classified or regulated by Environmental Laws, including the definition of the term "contaminant" set forth at N.J.S.A. 58:10B-26.

                  "Deed Notice" shall have the definition provided for that term in the DEP's Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.8 and Appendix E, thereto. SEE N.J.S.A. 58:10B-13 (describing the recording of a notice with the deed).

                  "Demand Notice" is defined in Section 13.1.

                  "DEP" means the New Jersey Department of Environmental Protection and its successors and assigns.

                  "Deposit" means the amount that shall have been deposited with the Escrow Agent pursuant to Section 1.4(a) and 1.4(b), together with all interest that accrues thereon while in escrow.

                  "Designated Environmental Materials" means all of the following concerning the Property, to the extent in the possession of the
Seller: (i) all material environmental reports, assessments, audits, studies, investigations, data and other written environmental information submitted to or received from DEP in connection with ECRA and ISRA proceedings docketed as ECRA #88653, ISRA #98160, ISRA #1999448 ISRA #E20030198 and ISRA #E20040090; (ii) all
permits currently in force and effect and any permit files relating thereto; and
(iii) all other material environmental reports, assessments, audits, studies, investigations, data and written environmental information generated in the five years prior to the Effective Date known by the Seller to exist.

                  "Designated Personal Property" means the personal property located at the Property that is described on EXHIBIT E to this Agreement.

                  "Due Diligence Period" is defined in Section 2.1.

                  "Effective Date" means the date on which this Agreement is executed and delivered by the Buyer and the Seller.

                  "Engineering Control(s)" shall have the definition provided for that term in the DEP's Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.8.

                  "Environmental Laws" means any applicable federal, state, or local law (including the common law), statutes, regulations or ordinances relating to public health and pollution or protection of the environment, including those relating to the manufacture, use, storage, handling, transportation, treatment, disposal, spill, discharge or other release to the environment of contaminants, including applicable state laws, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Oil Pollution

Act (33 U.S.C. 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), the Industrial Site Recovery Act (N.J.S.A. 13-1K-6 et seq.), the New Jersey Underground Storage of Hazardous Substances Act, (N.J.S.A. 58:10A-21 et seq.), the Riparian Lands Act, (N.J.S.A. 12:3-4 et seq.,) the Waterfront Development Law, (N.J.S.A. 12:5-1 ET SEQ.), the Endangered Plant Species Act, (N.J.S.A. 13:1B-15.151 ET SEQ.), the Construction Permit Act, N.J.S.A. 13:1D-29 et seq., the Solid Waste Management Act, (N.J.S.A. 13:1E-1 et seq), the Toxic Catastrophe Prevention Act, (N.J.S.A. 13:1K-19-1 et seq.), the Wetlands Act of 1970, (N.J.S.A. 13:9A-1 et seq.), the Freshwater Wetlands Protection Act, (N.J.S.A. 13:9B-1 et seq.), the Coastal Area Facility Review Act, (N.J.S.A. 13:19-1 et seq.), the Endangered and Nongame Species Conservation Act, (N.J.S.A. 23:2A-1 et seq.), the Air Pollution Control Act, (N.J.S.A. 26:2C-1 et seq.), the Spill Compensation and Control Act, (N.J.S.A. 58:10-23.11 et seq.), the Underground Storage of Gas, Etc. Act, (N.J.S.A. 58:10-35.1 et seq.), the Water Pollution Control Act, (N.J.S.A. 58:10A-1 et seq., as supplemented at N.J.S.A. 58:10A-15 et seq.), the Underground Storage Tank Act, (N.J.S.A. 58:10A-21 et seq.), the Hazardous Discharge Site Remediation Act, (N.J.S.A. 58:10B-1 et seq.), the Realty Improvement Sewerage Facilities Act, (N.J.S.A. 58:11-23 et seq.), the Flood Hazard Area Control Act, (N.J.S.A. 58:16A-50 et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., as well as all supporting regulations and all other federal, state, county and local environmental statutes, ordinances, rules and regulations, each as amended.

                  "Escrow Agent" means Norris, McLaughlin & Marcus, P.A., a professional corporation.

                  "including" means "including (without limiting the generality of the foregoing)".

                  "ISRA" means the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 ET SEQ.), the regulations promulgated thereunder, and any amendment to such legislation or regulations from time to time.

                  "ISRA Condition" is defined in Section 5.1.

                  "Material Damage" is defined in Section 9.2.

                  "Material Taking" is defined in Section 9.2.

                  "No Further Action" or "NFA" is defined in Article 5.

                  "Objection Notice" is defined in Section 13.1.

                  "Pending Drainage Easement Agreements" is defined in Section 3.3.

                  "Permitted Exceptions" is defined in Section 3.1.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                  "Property" is defined in Section 1.2.

                  "Purchase Price" is defined in Section 1.3.

                  "Remedial Action" shall have the definition provided for that term in the DEP's Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.8.

                  "Remediate" and "Remediation" shall have the definition provided for that term in the DEP's Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.8.

                  "Seller Representations" is defined in Section 7.4.

                  "Seller's Bringdown Certificate" is defined in Section 7.6.

                  "Survey" means that ALTA/ACSM Survey of the Property dated September 10, 2003 and prepared by Poulus Sokolowski and Sartor, LLC.

                  "Surviving Provisions" means the provisions of this Agreement that are expressly provided herein to survive a termination of this Agreement or a Closing under this Agreement (as the case may be).

                  "Title Objection" is defined in Section 3.1.

                  "Unconditioned NFA" is defined in Section 5.1.

                  This Article shall survive the Closing or any termination of this Agreement.

                                  ARTICLE 16.
                            MISCELLANEOUS PROVISIONS

            Section 16.1. SURVIVAL GENERALLY. None of the representations, warranties, covenants or agreements contained in this Agreement shall survive the Closing or the termination of this Agreement, except as otherwise expressly provided in this Agreement.

            Section 16.2. NO RECORDATION. Prior to the Closing, neither this Agreement nor any memorandum or notice of this Agreement shall be recorded in the land records by either party. A breach by the Buyer of this Section shall entitle the Seller to terminate this Agreement on written notice to the Buyer. Upon such termination, (a) the Seller shall be entitled to the Deposit (as liquidated damages and not as a penalty, the parties hereby agreeing that the actual damages to be suffered by the Seller would be difficult or impossible to ascertain and the foregoing is a reasonable estimate thereof), (b) the Seller may initiate an action to compel the discharge of this Agreement or such memorandum or notice from the land records, and (c) except as otherwise expressly provided in this Agreement with respect to the Surviving Provisions, this Agreement and all the rights and obligations of the respective parties hereunder shall be void.

            Section 16.3. SUBMISSION NOT AN OFFER. Neither the submission to the Buyer of an unexecuted draft of this Agreement nor the remittance of the Deposit nor the deposit of the Deposit in any bank account constitutes an offer to sell or acceptance of an offer to purchase the Property. The Seller shall become legally obligated to sell the Property to the Buyer only upon acceptance of the Buyer's offer by the Seller's complete execution and delivery to the Buyer of this Agreement and only then pursuant to the terms hereof; and the Seller may decline to execute and deliver this Agreement for any reason or for no reason. Until completed execution of this Agreement by the Seller and its delivery to the Buyer, the Seller reserves the right to solicit and to entertain and to accept any other offer from third parties interested in purchasing the Property.

            Section 16.4. ENTIRE AGREEMENT; MERGER CLAUSE. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and it supersedes all prior and contemporaneous representations, agreements and understandings, whether written or oral.

            Section 16.5. NO ASSIGNMENT. This Agreement shall not be assigned by the Buyer, and any attempted assignment shall be void. Notwithstanding the foregoing, the Buyer may however (on at least seven (7) days' advance written notice to the Seller) assign this Agreement to a Person that controls, that is under common control with, or that is controlled by Buyer, to a successor to Buyer by merger or consolidation, or to a purchaser of all or substantially all of the assets of Buyer, provided however that the Buyer shall not be relieved of any of its liabilities under this Agreement thereby and such assignee shall be bound by all the terms and conditions of this Agreement as if it were the Buyer.

            Section 16.6.     BROKERAGE.

                        (a) Each of the Seller and the Buyer represents and warrants to the other that it has not dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement, and that it has not taken any action which would result in any broker's, finder's or other fee or commission being due or payable to any other party in connection with the transaction contemplated hereby, except for The Garibaldi Group (the " Seller's Broker") and The Staubach Company of New Jersey LLC (the " Buyer's Broker").

                        (b) The Seller shall pay the Seller's Broker a brokerage commission, if the Closing occurs, pursuant to a separate agreement between them. The Seller shall indemnify and hold harmless the Buyer against any claim asserted by the Seller's Broker, or by any other broker or finder based on any acts of the Seller (excluding in all events the Buyer's Broker), against the Buyer for a broker's, finder's, or other fee or commission in connection with the transaction contemplated by this Agreement (as well as reasonable attorneys' fees incurred by the Buyer in defending against any such claim).

                        (c) The Buyer shall pay the Buyer's Broker a brokerage commission, if the Closing occurs, pursuant to a separate agreement between them. The Buyer shall indemnify and hold harmless the Seller against any claim asserted by the Buyer's Broker, or by any other broker or finder based on the acts of the Buyer (excluding in all events the Seller's Broker), against the Seller for a broker's, finders or other fee or commission in connection with the transaction contemplated by this Agreement (as well as reasonable attorneys' fees incurred by the Seller in defending against any such claim).

                        (d) Each of the Seller and the Buyer shall indemnify and hold harmless the other against any and all liability, loss, cost and expense (including reasonable attorneys' fees) resulting from a breach of the representation and warranty of the indemnifying party contained in subsection
(a) of this Section.

                        (e) The agreements contained in this Section shall survive the Closing or any termination of this Agreement.

            Section 16.7.     EXPENSES.

                        (a) The Seller shall pay the costs and expenses (i) expressly required by this Agreement to be paid by it and (ii) of its legal counsel.

                        (b) The Buyer shall pay the costs and expenses (i) expressly required by this Agreement to be paid by it, and (ii) of its legal counsel and (as applicable) engineers, architects and other consultants, and
(iii) of the Buyer's Title Commitment and title insurance (if any) obtained by the Buyer from Buyer's Title Company with respect to the Property, and (iv) of the survey (if any) obtained by the Buyer with respect to the Property.

                        (c) The recording charge for the deed and any applicable transfer taxes shall be allocated one half to the Seller and one half to the Buyer.

            Section 16.8. ATTORNEYS' FEES. Notwithstanding anything to the contrary contained in this Agreement, if any litigation ensues between the Buyer and the Seller in connection with this Agreement, the reasonable attorneys' fees of the prevailing party shall be paid by the other party. The agreement contained in this Section shall survive the Closing or any termination of this Agreement.

            Section 16.9. NOTICES. All notices and other communications under this Agreement shall be in writing, and shall be sent by recognized overnight delivery service or by hand delivery directed as follows:

                  Seller:
                  -------

                  Ticona LLC
                  90 Morris Avenue
                  Summit, New Jersey 07901
                  Attention:  Mr. Terry Denzer

                  - with a simultaneous copy to -
                    ---------------------------

                  Norris, McLaughlin & Marcus, P.A.
                  721 Route 202/206
                  P. O. Box 1018
                  Somerville, New Jersey 08876-1018
                  Attention: Kevin T. O'Brien, Esq.

                  Buyer:
                  ------

                  Celgene Corporation
                  7 Powder Horn Drive
                  Warren, New Jersey 07059
                  Attention:  Mr. Robert Hugin

                  - with a simultaneous copy to -
                    ---------------------------

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Attention:  Robert A. Cantone, Esq.

                  Escrow Agent:
                  -------------

                  Norris, McLaughlin & Marcus, P.A.
                  721 Route 202/206
                  P. O. Box 1018
                  Somerville, New Jersey 08876-1018
                  Attention: Kevin T. O'Brien, Esq.

or to such other address as such party may designate to the other parties in writing. Any notice sent in the manner set forth above shall be deemed given, for all purposes of this Agreement, upon receipt thereof by the addressee, or upon such addressee's refusal to accept delivery (as the case may be), as noted on the business records of the applicable overnight delivery service or the applicable hand delivery service, as the case may be.

            Section 16.10. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE PROPERTY OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRANSACTION. THE AGREEMENT CONTAINED IN THIS SECTION SHALL SURVIVE THE CLOSING OR A TERMINATION OF THIS AGREEMENT.

            Section 16.11. BUSINESS DAYS. If the last day provided for in this Agreement for the Seller or the Buyer to take a particular action is a Saturday, Sunday or legal holiday, such last day shall be extended until the next day that is not a Saturday, Sunday or legal holiday.

            Section 16.12.    MISCELLANEOUS.

                        (a) No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party to be charged with such change or waiver.

                        (b) This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without giving effect to the principles of conflicts of law.

                        (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

                        (d) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

                        (e) No provision of this Agreement shall be construed by any court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provision.

                        (f) No failure or delay on the part of either party in exercising any right or remedy in respect of this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise of the same or any other right or remedy on the same or any future occasion.

            Section 16.13.    FORM W-9; FEDERAL TAX ID.

                        (a) Upon the request of the Escrow Agent, each of the Seller and the Buyer shall execute and deliver to the Escrow Agent a duly completed IRS Form W-9 in connection with the Deposit.

                        (b) Each of the Seller and the Buyer represents that its Federal Tax Identification Number is as set forth beneath its signature line below.

            IN WITNESS WHEREOF, this Agreement has been executed by the Seller and the Buyer as of the day and year first above written.

                                 TICONA LLC


                                 By:
                                    --------------------------------------------
                                     Name:
                                     Title:
                                     Federal Tax Identification No.:  22-3546190




                                 CELGENE CORPORATION


                                 By:
                                    --------------------------------------------
                                     Name:
                                     Title:
                                     Federal Tax Identification No.:  22-2711928




The Escrow Agent agrees to hold the Deposit pursuant to the terms of Article 13 hereof and acknowledges receipt of the sum set forth in Section 1.4(a) hereof.

NORRIS, McLAUGHLIN & MARCUS, P.A.

By:_____________________________

                                    EXHIBIT A

                              Property Description
                              --------------------

                          BLOCK 4101 LOTS 1, 28, AND 32
                          -----------------------------

                     CITY OF SUMMIT, UNION COUNTY NEW JERSEY


BEGINNING at a point, said point being a capped iron pin found in the easterly sideline of Russell Place (40' Wide R.O.W.), at a common corner between Block 4101 Lot 1 and Block 4101 Lot 2, and from said point of BEGINNING running thence;

      1. Leaving the easterly sideline of Russell Place (40' Wide R.O.W.), along common line with Block 4101 Lot 2 at first, then Block 4101 Lot 23, South 74 degrees 19 minutes 59 seconds East a distance of
            264.86 feet to a capped iron pin found, thence

      2. Along the southerly sideline of Morris Court the following (4) course: South 42 degrees 39 minutes 01 seconds East a distance of
            13.14 feet to a point, thence

      3. South 09 degrees 08 minutes 17 seconds East a distance of 7.55 feet to a point, thence

      4. North 74 degrees 58 minutes 57 seconds East a distance of 4.71 feet to a point, thence

      5. South 84 degrees 10 minutes 31 seconds East a distance of 31.78 feet to a point, thence

      6. Along a common line with Block 4101 Lot 27 the following (8) eight courses: along a curve to the left having a radius of 156.37 feet, an arc length of 241.19 feet, a central angle of 88 degrees 22 minutes 30 seconds, and a chord South 57 degrees 32 minutes 33 seconds East a distance of 217.98 feet to a capped iron pin found at the point of tangency, thence

      7. North 78 degrees 16 minutes 11 seconds East a distance of 110.79 to a capped iron pin found at a point of curvature, thence

      8. Along a curve to the left having a radius of 146.00 feet, an arc length of 227.45 feet, a central angle of 89 degrees 15 minutes 30 seconds, and a chord North 33 degrees 38 minutes 26 seconds East a distance of 205.13 feet to a capped iron pin found at a point of tangency, thence

      9. North 10 degrees 59 minutes 19 seconds West a distance of 51.59 to a capped iron pin found at a point of curvature, thence

      10. Along a curve to the right having a radius of 500.00 feet, an arc length of 439.10 feet, a central angle of 50 degrees 19 minutes 00 seconds, and a chord North 14 degrees 10 minutes 11 seconds East a distance of 425.12 feet to a iron pin found at a point of tangency, thence

      11. North 39 degrees 19 minutes 41 seconds East a distance of 55.09 to a point of curvature, thence

      12. Along a curve to the left having a radius of 182.10 feet, an arc length of 129.25 feet, a central angle of 40 degrees 40 minutes 00 seconds, and a chord North 18 degrees 59 minutes 41 seconds East a distance of 126.55 feet to a point of tangency, thence

      13. North 01 degrees 20 minutes 19 seconds West a distance of 26.04 to a point in the southerly sideline of Morris Avenue (50' Wide R.O.W.), thence

      14. Along the southerly sideline of Morris Avenue (50' Wide R.O.W.), North 81 degrees 06 minutes 02 seconds East a distance of 341.96 to a point in the southerly sideline of Shunpike Road (50' Wide R.O.W.), thence

      15. Along the southerly sideline of Shunpike Road (50' Wide R.O.W.) the following (2) two courses: South 66 degrees 57 minutes 39 seconds East a distance of 598.01 to a point, thence

      16. South 65 degrees 58 minutes 25 seconds East a distance of 165.25 to a point, thence

      17. Leaving the southerly sideline of Shunpike Road (50' Wide R.O.W.) Along a common line with Block 4101 Lot 29, South 34 degrees 44 minutes 21 seconds West a distance of 377.76 feet to a point, thence

      18. Along a common line with Block 4101 Lot 29 at first, then Block 4101 Lot 30 and Block 4101 Lot 31, South 68 degrees 36 minutes 44 seconds East 266.65 feet to a point, thence

      19. Along a common line with Block 4101 Lot 31, North 24 degrees 56 minutes 16 seconds East a distance of 358.95 feet to a capped iron pin in the southerly sideline of Shunpike Road (50' Wide R.O.W.), thence

      20. Along southerly sideline of Shunpike Road (50' Wide R.O.W.), South 65 degrees 58 minutes 25 seconds East a distance of 65.00 feet to a capped iron pin found, thence

      21. Leaving the southerly sideline of Shunpike Road (50' Wide R.O.W.) along a common line with Block 4101 Lot 33, South 24 degrees 56 minutes 17 seconds West a distance of 355.95 feet to a concrete monument found, thence

      22. Along a common line with Block 1602 Lot 2 the following (3) three courses: South 24 degrees 23 minutes 46 seconds West a distance of
            640.12 feet to a point, thence

      23. South 57 degrees 18 minutes 31 seconds West a distance of 97.21 feet to a point, thence

      24. South 03 degrees 43 minutes 20 seconds East a distance of 23.82 feet to a point in the northerly sideline of the Rahway Valley Railroad (100' Wide R.O.W.), thence

      25. Along the northerly sideline of the Rahway Valley Railroad the following (4) four courses: along a curve to the right having a radius of 852.53 feet, an arc length of 47.96 feet, a central angle of 03 degrees 13 minutes 24 seconds, and a chord North 88 degrees 52 minutes 23 seconds West a distance of 47.96 feet to a point of compound curvature, thence

      26. Along a curve to the right having a radius of 2554.50, an arc length of 1212.18 feet, a central angle of 27 degrees 11 minutes 18 seconds, and a chord North 73 degrees 40 minutes 01 seconds West a distance of 1200.84 to a point, thence

      27. North 60 degrees 04 minutes 23 seconds West a distance of 421.75 feet to a point, thence

      28. North 70 degrees 48 minutes 19 seconds West a distance of 138.67 feet to a point in the easterly sideline of Russell Place (40' Wide R.O.W.), thence

      29. Along the easterly sideline of Russell Place (40' Wide R.O.W.), on a curve to the left having a radius of 1269.77 feet, an arc length of
            112.22 feet, a central angle of 03 edges 05 minutes 49 seconds, and a chord North 16 degrees 23 minutes 12 seconds East a distance of
            112.18 to the point and place of BEGINNING.

                                BLOCK 4102 LOTS 3
                                -----------------

                     CITY OF SUMMIT, UNION COUNTY NEW JERSEY

BEGINNING at a point, said point being an iron pin found in the northerly sideline of Michigan Avenue (50' Wide R.O.W.), at a common corner between Block 4102 Lot 3 and Block 4102 Lot 4, and from said point of BEGINNING running thence;


      1. Along a common line with Block 4102 Lot 4, North 26 degrees 59 minutes 04 seconds East a distance of 141.53 feet to a point, thence

      2. Along a common line with Block 4102 Lot 4 at first, then Block 4102 Lot 5, North 66 degrees 31 minutes 36 seconds West 139.15 feet to a concrete monument found, thence

      3. Along a common line with Block 4102 Lot 23, North 35 degrees 43 minutes 04 seconds East a distance of 209.52 feet to a point, thence

      4. Still along the same, North 29 degrees 38 minutes 34 seconds East a distance of 276.85 feet to the point in the southerly sideline of the Rahway Valley Railroad (100' Wide R.O.W.), thence

      5. Along the southerly sideline of the Rahway Valley Railroad (100' Wide R.O.W.), on a curve to the left having a radius of 2654.50 feet, an arc length of 1204.64 feet, a central angle of 26 edges 00 minutes 05 seconds, and a chord South 73 degrees 19 minutes 28 seconds East a distance of 1194.33 to a capped iron pin found, thence

      6. Leaving the southerly sideline of the Rahway Valley Railroad (100' Wide R.O.W.), along a common line with Block 4301 Lot 7, South 64 degrees 30 minutes 25 seconds West a distance of 754.96 feet to a point, thence

      7. Along a common line with Block 4301 Lot 7 at first, then Block 4102 Lot 1 and Block 4102 Lot 2, North 71 degrees 42 minutes 36 seconds West a distance of 552.33 feet a point, thence

      8. Along a common line with Block 4102 Lot 2, South 26 degrees 59 minutes 04 seconds West a distance of 148.12 feet to a point in the northerly sideline of Michigan Avenue (50' Wide R.O.W.), thence

      9. Along the northerly sideline of Michigan Avenue (50' Wide R.O.W.), North 63 degrees 00 minutes 56 seconds West a distance of 75.00 feet to the point and place of BEGINNING.

                                    EXHIBIT B

                        Information to be made available
                    by the Seller pursuant to Section 2.4(a)
                    ----------------------------------------

(a)   Detailed operating expense reports for the years 2001 through 2004.

(b) Copies of the year 2002 tax bill and current tax bills, including, but not limited to, property, personal and special assessments.

(c)   Copies of existing service contracts.

(d) Copies of the last twelve months of utility bills (gas, electric, water and sewer).

(e)   The Designated Environmental Materials.

(f)   Schedule of recent capital improvements.

(g) Such other documents (unrelated to Seller's business operations) as shall be reasonably requested by the Buyer, including without limitation building drawings and specifications, fire alarm drawings and specifications, operating specifications and preventive maintenance logs for boilers, chiller and HVAC equipment, operating permits and certificates of occupancy.

                                    EXHIBIT C

                              Permitted Exceptions
                              --------------------

1.    Easement in Deed Book 460 Page 17

2.    Easement in Deed Book 1285 Page 69

3.    Utility easement in Deed Book 2065 Page 305

4.    Utility easement in Deed Book 2740 Page 348

5.    Utility easement in Deed Book 2848 Page 115

6. Agreement granting Right of First Refusal in Deed Book 2911 Page 376; Assigned in Deed Book 4680 Page 276

7. Agreement Granting Right of First Refusal in Deed Book 2911 Page 400; Assigned in Deed Book 4680 Page 280

8.    Easement Agreement in Deed Book 2914 Page 65

9.    Utility easement in Deed Book 2935 Page 978

10.   Easement Agreement in Deed Book 3077 Page 502

11.   Easement Agreement in Deed Book 3077 Page 508

12.   Utility easement in Deed Book 5024 Page 27

13.   Easement in Book 1552 Page 157

14.   Easement in Book 1917 Page 472

15.   Easement in Book 1919 Page 593

16.   Easement in Book 2911 Page 361

                                    EXHIBIT D

                               AFFIDAVIT OF TITLE
                               ------------------

STATE OF NEW JERSEY
COUNTY OF            SS.:

___________________________________ says under oath:

1.    IDENTITY. I am [a _______________ of ____________________________ , which is a member/manager] of Ticona LLC, a Delaware limited liability company (the "Company"). I am familiar with the business of the Company. I am authorized to make this Affidavit on behalf of the Company.

2. REPRESENTATIONS. The statements contained in this affidavit are true to the best of my knowledge, information and belief.

3. PROPERTY. The Company is the only owner of the property located at Lots 1, 28 and 32 in Block 4101 and Lot 3 in Block 4102 in Summit, N.J. (the "Property"). The Property is to be conveyed by the Company to
______________________________.

4. COMPANY MATTERS. Such conveyance has been duly authorized by all necessary action on the part of the Company. The Company has never changed its name or used any other name.

5. OWNERSHIP AND POSSESSION. The Company has owned the Property since June 25, 1998. Since then no one has questioned its right to possession or ownership. The Company has sole possession of the Property. There are no tenants or other occupants of the Property. The Company has not signed any contract to sell the Property that is now in effect, except for the contract with the buyer referred to in Section 3 above.

6. ENCUMBRANCES. The Company is not aware that anyone has filed or intends to file a construction lien claim relating to the Property. No one has notified the Company that money is due and owing for construction or repair work on the Property, except for any amounts that will be paid by the Company when due. There are no outstanding judgments against the Company. No bankruptcy or insolvency proceedings (voluntary or involuntary) have been commenced with respect to the Company. There are no outstanding mortgages granted by the Company that are filed with respect to the Property and no outstanding UCC fixture filings filed against the Company with respect to the Property.

7. EXCEPTIONS. The following is a complete list of exceptions to any of the above statements. This includes all liens or mortgages which are not being paid as a result of this transaction.

- --    subject to all matters of record.

- --    subject to all matters set forth in the commitment for title insurance issued by Beechwood Title Agency, Inc. bearing title number B-13352.

- --    the Company and its affiliates may continue to occupy a portion of the property for a limited time after the closing of title, pursuant to a written agreement with the buyer of the Property.

8. RELIANCE. This Affidavit is being made for the benefit of the title insurance company insuring the buyer's title to the Property, with the understanding that such title insurance company will rely on the statements made in this Affidavit.

Signed and sworn to before me on
                                       -----------------------------------------
                    , 2004.            Name (Print):
- --------------------                                ----------------------------


- -------------------------------------
Notary Public/Attorney at Law of NJ

                                    EXHIBIT E
                  Description of "Designated Personal Property"
                  ---------------------------------------------

FURNITURE AND CUBICLES

All case goods furniture and cubicles, as presently configured, will remain in Buildings H, A, B, G, except for laboratory desks and chairs in H119, H123, H125 and H128.

Conference furniture and audio visual equipment will remain in G117, 112, 113,
118. Filing cabinets in Buildings H, A, B, G will remain. Board room furniture
(H201) and video conference equipment (H230) will remain.

LABORATORIES

All laboratory benches and fume hoods will remain in Buildings G, H, C, D, I, J and L.

COMPUTERS

Computers required to operate security, fire and energy management systems will remain in Buildings D and H. All other computers will be removed.

CAFETERIA/KITCHEN

Cafeteria tables and chairs, serving stations and kitchen equipment will remain.

COURTYARD

Tables, chairs and umbrellas will remain.

ARTWORK

All artwork will be removed by seller, including the ceramic figurines in the glass cabinet outside H201.

VEHICLES

There are five site vehicles that will be available for nominal purchase by buyer: 2 pickup trucks, 2 straight bed trucks, and one van.

SATELLITE EQUIPMENT ROOMS (SER)

Hubs, switches and racks located in SERs will remain.

OTHER PERSONAL ITEMS

All personal office/cubicle items such as desk lamps, books, plants/containers and decorative items will be removed.

Copy machines, fax machines, coffee machines and bottled water dispensers will be removed

Coffee station refrigerators (3) in Buildings A, B, H will be removed.

Full size refrigerator (H201) will be removed.

Microwaves will be removed.

Mail station cabinet (1) and slots will be removed.

Exhibit E - page 2

SPECIFIC AREAS
- --------------

BUILDING B (BASEMENT) The telephone switch will remain.

BUILDINGS D AND H (BASEMENT AREAS)

All maintenance shop equipment in the millwright, carpenter, electrical, instrument, hvac, etc. shops will remain, as well as associated supplies.

BUILDING D (FIRST FLOOR)

Mail room (D111) remains, with furniture in place.

All labs remain intact and operational (hoods and benches included) (D108F, D105E, D101).

Shop storage room (D114/115) - all present building materials remain.

Office areas - all furniture will be removed.

BUILDING D (SECOND FLOOR)

All testing equipment and lab accessories (glassware, tubing, stoppers, etc.) will be removed (bench drawers empty).

D216 chemical storage room - cabinets will be removed.

All metal desks and lab workstations will remain.

All labs will remain intact (hoods, benches, fixtures, exhausts) and operational as presently installed (D202, 204, 205, 206, 212, 213, 214, 215, 217).

BUILDING E (BASEMENT)

Lab areas intact - as installed (E008, 009).

BUILDING E (FIRST AND SECOND FLOOR OFFICE AREAS)

All furniture removed.

BUILDING C (LABS)

Left in broom clean condition (C002, C112, C001, C010).

Computer Room C109 - servers and racks removed; Lieberts AC units remain.

BUILDING I

All plastic processing equipment will be removed.

Exhibit E - page 3

BUILDING L

Intact with all chemicals and all potential safety hazards removed.

Two reactors and affiliated equipment will be removed (50 gal and 5 gal reactors, two tumble dryers)

BUILDING J

All mechanical equipment associated with facilities operation and some process equipment will remain.

All warehouse racks to remain.

All labs remain intact with present benches and hoods (J102, 129, 143, 144, 145, 146, 147, 148).

The test cell area will remain, with high pressure cells, hoods and benches installed.

BUILDING J-WRAP

All office and conference furniture will be removed.

All lab benches and hoods will remain.

BUILDING K

All fitness equipment will remain in place and operational.

BUILDING Y

Sharonview Credit Union - vacated and personal equipment removed.

BUILDING Z

Warehouse - empty, except for all facilities related equipment and spare parts.

BUILDING M

As is (empty).

                                    EXHIBIT F

                   Sketch Depicting Buildings at the Property
                   ------------------------------------------

                                    EXHIBIT G

                        Buyer's Initial Title Objections
                        --------------------------------


1. Notice of Lis Pendens recorded in the Union County Clerk's Office on August 7, 1974 in Book 29 at page 61; and failure to perfect transfer of fee title to Union County of the land described in the Order Amending Complaint and Final Judgment Fixing Compensation dated July 21, 1976 entered in the proceeding captioned THE UNION COUNTY PARK COMMISSION VS. CELANESE CORPORATION ET AL. (N.J. Superior Court, Docket No. L-38013-73).

2. Exceptions 1, 2 and 5 to Schedule B - Section 2 of the Buyer's Title Commitment.

3. The Buyer shall only take subject to Taxes, tax liens, tax sales, water rates, sewer rents and assessments not yet due and payable.

                                   EXHIBIT H-1

                          Buyer's Early Occupancy Space
                          -----------------------------


The areas shown by crosshatch on pages H-1(a) and H-1(b) attached hereto.


                                      H-1-1

                                   EXHIBIT H-2

                      Seller's Post-Closing Occupancy Space
                      -------------------------------------


The areas shown by crosshatch on pages H-2(a), H-2(b), H-2(c), H-2(d), H-2(e), H-2(f), H-2(g) and H-2(h) attached hereto.


                                     H-2-1

                                  SCHEDULE 7.2

                      Exceptions to Seller's Environmental
                         Representations and Warranties
                         ------------------------------

                                      None